Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Exhibit 10.2

DEED OF LEASE AGREEMENT

by and between

FOUNDRY PARK I, LLC, a Virginia limited liability company

(“Landlord”)

and

MEADWESTVACO CORPORATION, a Delaware corporation

(“Tenant”)

dated

January 11, 2007

i

44.	Exhibits and Recitals.	62
45.	Extension Options.	63
46.	Expansion Site.	65
47.	Tenant’s Purchase Rights.	66
48.	Rights of First Offer to Lease.	68
49.	Right of First Refusal to Lease.	70
50.	Parking.	71
51.	Building Signage and Directory Listings.	72
52.	Furnishing of Financial Information.	73
53.	Landlord’s Default.	73
54.	Short Form.	74
55.	Building Security.	75
56.	Brokers and Advisors Fees.	75
57.	Development of Foundry Park.	75
58.	Building Name.	80
59.	Counterparts.	81

EXHIBITS

Exhibit A	Real Property Description

Exhibit A-1	Plat of Foundry Park

Exhibit B	Conceptual Site Plan

Exhibit C	Supplemental Agreement

Exhibit D	Work Letter
Schedule A: Concept Design Drawings
Schedule B: Scope of Work
Schedule C: Approved Schedule
Schedule D: Final Certification Form

Exhibit E	Building Standard Services

Exhibit F	Rules and Regulations

Exhibit G	Form Subordination, Non-Disturbance and Attornment Agreement

Exhibit H	Tenant’s List of Competitors

ii

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

DEED OF LEASE AGREEMENT

THIS DEED OF LEASE AGREEMENT (this “Lease”), is made and entered into this 11 day of January 2007 (the “Effective Date”), by and between Landlord and Tenant.

W I T N E S S E T H :

For and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, receipt of which is hereby recognized by the parties, Landlord and Tenant hereby covenant and agree as follows:

Landlord, in consideration of the covenants and agreements to be performed by Tenant, and upon the terms and conditions of this Lease, does hereby rent and lease to Tenant, and Tenant does hereby rent and lease from Landlord, the Demised Premises, together with any and all appurtenances thereto, including without limitation, the non-exclusive right to use the Project Common Areas, the Building Parking Facilities, the access road located within Foundry Park running between South Fifth Street and South Seventh Street as shown on the Conceptual Site Plan, all points of access located within Foundry Park from the Building to any public right of way and the common accessways, walkways, driveways and plazas within Foundry Park, all in accordance with the terms and provisions of this Lease.

The definitions of certain of the terms used hereinafter with capital letters are set forth in Article 1 hereof.

RECITALS

A. Landlord, Foundry Park II and their Affiliates intend to construct and develop an office park and mixed-use development named “Foundry Park” in the City of Richmond, Virginia on the Real Property and on the Foundry Park II Parcel. The boundaries of the Real Property are set forth in the description attached hereto as Exhibit A and the boundaries of Foundry Park are set forth in the plat attached hereto as Exhibit A-1, the boundaries of the Foundry Park II Parcel being identified as “Parcel B” thereon.

B. The Building, the Building Parking Facilities and the Site Work will be designed and constructed in accordance with the Work Letter and the Plans and Specifications.

1. Basic Terms and Definitions.

1.1 Basic Terms. For the convenience of the parties, certain basic terms of this Lease are set forth in this Article 1.1. The provisions of this Article 1.1 are subject to and shall be interpreted in light of the remaining terms and conditions of this

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Lease. To the extent that the terms of this Article 1.1 differ from the other terms and conditions of this Lease, the other terms and conditions of this Lease are to govern.

1.1.1	Landlord: Foundry Park I, LLC, a Virginia limited liability company

1.1.2	Landlord’s Address: c/o New Market Corporation 300 South Fourth Street 2nd Floor Richmond, Virginia 23219

1.1.3	Tenant: MeadWestvaco Corporation, a Delaware corporation

1.1.4	Tenant’s Address:

Pre-Occupancy MeadWestvaco Corporation 11013 West Broad Street Glen Allen, Virginia 23060 Attention: Corporate Secretary

Post-Occupancy The Building Address Attention: Corporate Secretary

1.1.5	Building Address: To be confirmed in the Supplemental Agreement

1.1.6	Net Rentable Area within the Demised Premises: Approximately 310,607 rentable square feet, subject to final determination and adjustment as provided in this Lease.

1.1.7	Net Rentable Area of the Building: Approximately 310,607 rentable square feet, subject to final determination and adjustment as provided in this Lease.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

1.1.8

Lease Term:

Beginning on the Full Rent Commencement Date and ending on the Lease Expiration Date as more particularly set forth in Article 4.1 hereof and subject to extension as provided in Article 45 hereof.

1.1.9

Base Rental:

Base Rental rates shall be structured on a [***]. Base Rental shall be equal to the product of the Landlord’s Cost multiplied by the Rent Constant, and shall be payable in equal monthly installments, except as otherwise expressly provided in this Lease; provided, however, that Base Rental shall be reduced if Tenant exercises its contraction or early termination rights as more particularly set forth herein. The Base Rental shall escalate [***] percent ([***]%) each Lease Year on the anniversary of the Full Rent Commencement Date over the previous Lease Year’s Base Rental Rate.

1.2 Definitions. For the purpose of this Lease, the following terms shall have the meanings ascribed to them in this Lease and capitalized terms not otherwise expressly defined herein shall have the meaning ascribed to them in the Work Letter attached hereto as Exhibit D.

Affiliate: Any corporation, limited liability company or partnership that is more than fifty percent (50%) owned by Tenant, Landlord or Foundry Park II, as applicable, or that directly or indirectly controls, is controlled by or is under common control of Tenant, Landlord or Foundry Park II, as applicable.

Amenity Uses: Is defined in Article 57.1.4 hereof.

Anchor Tenant: The tenant with the largest Net Rentable Area in each building, other than the Building, located within Foundry Park.

Approval, Approve, or Approved: Is defined in Section 1.1(c) of the Work Letter.

Base Building Work: Is defined in Section 1.1(i) of the Work Letter.

Base Rental: Is defined in Article 7 hereof.

Base Year: Is defined in Article 8.4 hereof.

Brokers: Is defined in Article 56 hereof.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Building: That certain high-rise office building that is currently planned for ten (10) stories (subject to Tenant’s expansion or contraction rights set forth herein) to be constructed on the Real Property, all as more particularly described in the Work Letter and documents referenced therein.

Building Common Areas: All hallways, lobbies, corridors, elevators, entrances and exits, restrooms, stairways and other similar areas within the Building and the Building Parking Facilities, excluding the Demised Premises, that are for the common use of all tenants of the Building, provided that for so long as Tenant is the sole tenant of the Building, such areas are to be for the exclusive use of Tenant; provided, however, that Landlord shall have the right to access and use such areas in accordance with the terms of this Lease.

Building Operating Hours: During the Lease Term, from 7:00 a.m. to 7:00 p.m. on Monday through Friday (excluding legal holidays) and from 8:00 a.m. to 1:00 p.m. on Saturday (excluding legal holidays). There will be no Building Operating Hours on Sundays or legal holidays and Landlord shall not be obligated to maintain or operate the Building at such times, except as provided in this Lease, unless special arrangements are made by Tenant. Notwithstanding anything in the foregoing to the contrary, Tenant shall have access to and use of the Demised Premises, including but not limited to, essential services such as electricity, heating and air conditioning, on a twenty-four (24) hours per day, seven (7) days per week basis, provided that Tenant shall be subject to such actual and direct costs incurred by Landlord in providing such services outside the Building Operating Hours pursuant to Article 23 and Exhibit E of this Lease.

Building Parking Facilities: Those certain eight (8) levels of parking located on the Real Property initially containing at least one thousand fifty (1,050) parking spaces as shown on the Concept Design Drawings attached to the Work Letter as Schedule A. Prior to January 31, 2007, Tenant may reduce the number of planned parking spaces, subject to all applicable laws, statutes, rules, ordinances, regulations, covenants and restrictions, upon consultation with and approval from Landlord, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, it shall be deemed reasonable for Tenant to reduce the number of planned parking spaces to as few as two and one-half (2 1/2) spaces per one thousand (1,000) square feet of Net Rentable Area of the Building, provided such reduction is in accordance with all applicable laws, statutes, rules, ordinances, regulations, covenants and restrictions.

Building Standard Services: Is defined in Exhibit E attached hereto.

CADD: Is defined in Article 2.2 hereof.

Casualty: Is defined in Article 21 hereof.

Clerk’s Office: Is defined in Article 54 hereof.

Commencement Date: Is defined in Article 5.1 hereof.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Conceptual Site Plan: The Site Plan for Foundry Park attached hereto as Exhibit B.

Contraction Space: Is defined in Article 4.3 hereof.

Damage Date: Is defined in Article 21.1 hereof.

Delivery Date: Is defined in Article 5.1.1 hereof.

Demised Premises: All of the Net Rentable Area on the ten (10) floors of the Building (subject to Tenant’s expansion and contraction rights set forth herein).

Design Development Documents: Is defined in Section 1.1(p) of the Work Letter.

Determination Rate: A variable rate of interest equal to the Prime Rate plus [***] percent ([***]%), but in no event exceeding the legal limits for interest enforceable under applicable law.

Effective Date: Is defined in the Preamble of this Lease.

Environmental Laws: Means any federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretations thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Substances.

Environmental Report: Is defined in Article 12.2 hereof.

Estimated Base Rental: Is defined in Article 6.2 hereof.

Excusable Delays: Is defined in Section 1.1(t) of the Work Letter.

Expansion Space: Is defined in Article 46 hereof.

Expansion Work: Is defined in Article 46 hereof.

First Extended Term: Is defined in Article 45.1 hereof.

First Contraction Right: Is defined in Article 4.3 hereof.

Floor Commencement Date: Is defined in Article 5.1.1 hereof.

Foundry Park: Is defined in the Recitals of this Lease.

Foundry Park II: Is defined in Article 37 of this Lease.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Foundry Park II Common Areas: Means and includes all driveways and roadways now or hereafter located within the Foundry Park II Parcel, all plaza areas and walkways now or hereafter located within the Foundry Park II Parcel, all utility lines, pipes, wires, cables and other utility facilities now or hereafter located within and serving the Foundry Park II Parcel or otherwise exclusively serving the Foundry Park II Parcel (except such utility facilities serving specific tenants), any retention or detention facilities now or hereafter serving the Foundry Park II Parcel, any storm and sanitary sewers, culverts, drains, headwalls, manholes and related equipment now or hereafter located within the Foundry Park II Parcel, all grounds and landscaping within the Foundry Park II Parcel, the auto court and any other portions of the Foundry Park II Parcel that Landlord shall from time to time designate as part of the Foundry Park II Common Areas for the general use of all of the occupants of the Foundry Park II Parcel.

Foundry Park II Parcel: That certain parcel of real property contiguous to the Real Property constituting approximately three and eight hundred ninety-six one thousandths (3.896) acres located in Foundry Park in the City of Richmond, Virginia, as more particularly described as Parcel B in Exhibit A-1 attached hereto.

Full Rent Commencement Date: Is defined in Article 6.2 hereof.

GAAP: United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period.

Hazardous Substances: Are (i) any hazardous, toxic or dangerous substance, waste or material as defined by any Environmental Law, (ii) any other pollutant, contaminant, hazardous substance, solid waste, hazardous waste, particulate matter, airborne or otherwise, chemical waste, crude oil or any fraction thereof, radioactive waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, radon gas, all forms of natural gas, or any hazardous or toxic constituent of any of the foregoing, whether such substance is in liquid, solid or gaseous form.

HVAC: Is defined in Article 6.2 hereof.

Improvement Allowance: Is defined in Section 1.1(w) of the Work Letter.

Landlord: Foundry Park I, LLC, a Virginia limited liability company.

Landlord Contractor Phased Delivery of the Building: Is defined in Article 5.1.2 hereof.

Landlord Indemnities:	Is defined in Article 34 hereof.

Landlord’s Address:	c/o New Market Corporation
300 South Fourth Street
2nd Floor
Richmond, Virginia 23219

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

or such other address as Landlord may designate from time to time by written notice to Tenant in accordance with Article 30 hereof.

Landlord’s Contractor: Whiting-Turner Contracting Company.

Landlord’s Cost: Is defined in Section 1.1(aa) of the Work Letter.

Lease: Is defined in the preamble to this Lease.

Lease Expiration Date: The Lease Term shall end at 11:59 p.m. (local Richmond, Virginia time) on the day prior to the day that is six (6) months after the thirteenth (13th) anniversary of the Full Rent Commencement Date, unless the Full Rent Commencement Date shall not be the first day of a calendar month; and, in such latter event the Lease Term shall end at 11:59 p.m. (local Richmond, Virginia time) on the last day of the calendar month in which the day that is prior to the day that is six (6) months after of the thirteenth (13th) anniversary of the Full Rent Commencement Date occurs, provided that the Lease Term shall be subject to extension as provided in Article 45 hereof.

Lease Term: Is defined in Article 4.1 hereof.

Lease Year: Lease Year shall mean each successive twelve (12) month period during the Lease Term beginning on the Full Rent Commencement Date, or if the Full Rent Commencement Date is not the first day of the calendar month, then the Lease Year shall consist of the first twelve (12) consecutive full calendar months of this Lease plus the remaining calendar days in the month in which the Full Rent Commencement Date occurs.

Milestones: Is defined in Section 3.2(a) of the Work Letter.

Mortgage: Is defined in Article 26.2 hereof.

Mortgagee: Is defined in Article 26.2 hereof.

Net Rentable Area: Is defined and shall be determined based on the BOMA Z65.1 1996 standards for measuring office space.

Notice Date: Is defined in Article 21.1.2 hereof.

Offer Notice: Is defined in Article 49.1 hereof.

Offered Property: Is defined in Article 47.1 hereof.

Offered Space: Is defined in Articles 48 and 49 hereof.

Open for Business Date: Is defined in Article 5.1.1 hereof.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Operating Costs: Is defined in Articles 9.2 and 9.3 hereof.

Operating Expenses: Is defined in Article 9.1 hereof.

Plans and Specifications: Is defined in Section 1.1(ll) of the Work Letter.

Prime Rate: A variable rate of interest equal to the “prime rate” as published from time to time by the Wall Street Journal, or a similar industry standard publication or agency, as its prime rate.

Project: The Building; the Real Property; the Building Parking Facilities; any walkways or other means of access to the Building and the Building Parking Facilities located on the Real Property; all Project Common Areas, including any lobbies or plazas; and any other improvements or landscaping on the Real Property, as such Project may be changed or altered in accordance with the terms of this Lease.

Project Architect: MSTSD, Inc., or such other architect as Landlord may designate by notice to Tenant in accordance with Article 30 hereof.

Project Common Areas: Means and includes all driveways and roadways now or hereafter located within the Project, all plaza areas and walkways now or hereafter located within the Project, all utility lines, pipes, wires, cables and other utility facilities now or hereafter located within and serving the Project or otherwise exclusively serving the Demised Premises (except such utility facilities serving specific tenants), any retention or detention facilities now or hereafter serving the Project, any storm and sanitary sewers, culverts, drains, headwalls, manholes and related equipment now or hereafter located within the Project, all grounds and landscaping within the Project, all covered walkways or other means of access to the Building and the Building Parking Facilities located within or directly serving the Project, the Building Common Areas and any other portions of the Project that Landlord shall from time to time designate as part of the Project Common Areas for the general use of all of the occupants of the Building; provided, however, that Landlord must obtain Tenant’s Approval before any portion of the Project not considered Project Common Areas as of the Effective Date becomes part of the Project Common Areas, which Approval may not be unreasonably withheld, conditioned or delayed.

Proposed Lease: Is defined in Article 49 hereof.

Proposed Tenant: Is defined in Articles 48 and 49 hereof.

Punch List Items: Is defined in Section 3.3(h) of the Work Letter.

Real Property: That certain real property constituting approximately three and one hundred fifty-five one thousandths (3.155) acres located in Foundry Park in the City of Richmond, Virginia, as more particularly described in Exhibit A and Exhibit A-1 attached hereto. The location of the as-built Building on the Real Property shall be

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

confirmed by a revision to the ALTA Survey that was prepared on behalf of Landlord as of the Effective Date. Such revision shall be prepared on behalf of Landlord, shall be reasonably acceptable to Tenant and shall be delivered to Tenant on or before the date the Supplemental Agreement is executed by both parties.

Refurbishment Allowance. Is defined in Section 1.1(pp) of the Work Letter.

Rent: Base Rental, Estimated Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental, and any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including without limitation any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

Rent Commencement Date: Is defined in Article 6.2 hereof.

Rent Constant: [***] percent ([***]%), which is not subject to change except for the Expansion Space as set forth in Article 46.

Response Period: Is defined in Article 47.1.1 hereof.

Restrictions: Is defined in Article 57 hereof.

Right of First Refusal: Is defined in Article 49 hereof.

Rules and Regulations: Those Rules and Regulations attached hereto as Exhibit F as the same may be reasonably modified or supplemented and noticed in writing to Tenant from time to time by Landlord in accordance with Article 12.1 hereof.

Sales Offer Notice: Is defined in Article 47.1.1 hereof.

Schematic Base Building Plans: Is defined in Section 1.1(rr) of the Work Letter.

Second Contraction Right: Is defined in Article 4.3 hereof.

Second Extended Term: Is defined in Article 45.3 hereof.

Site Work: Is defined in Section 1.1(tt) of the Work Letter.

Special Secured Areas: Is defined in Article 15 hereof.

Substantial Completion and Substantially Complete: Are defined in Section 1.1(uu) of the Work Letter.

Successor: Is defined in Article 20.2 hereof.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Supplemental Agreement: A Supplemental Agreement substantially in the form of Exhibit C attached hereto specifying the Building Address, the Commencement Date, the Rent Commencement Date, the Full Rent Commencement Date, the Lease Expiration Date, Base Rental, the percentage difference between the Ten Year Treasury Note Rate and the Rent Constant, the Net Rentable Area of the Building and the Net Rentable Area within the Demised Premises, and attached to the Supplemental Agreement shall be the final floor plans of the Building. The Supplemental Agreement shall be executed by Landlord and Tenant in accordance with Article 4 hereof.

Taxes: Is defined in Article 9.2.10 hereof.

Tenant: MeadWestvaco Corporation, a Delaware corporation.

Tenant Alterations: Improvements, alterations or additions to the Demised Premises performed by or on behalf of Tenant; provided, however, Tenant Alterations shall specifically exclude the Tenant Improvements.

Tenant Contractor Phased Delivery of the Building: Is defined in Article 5.1.1 hereof.

Tenant Delay: Is defined in Section 1.1(vv) of the Work Letter.

Tenant Improvement Cost: Is defined in Section 1.1(ww) of the Work Letter.

Tenant Improvements: Is defined in Section 1.1(yy) of the Work Letter.

Tenant Indemnities: Is defined in Article 34 hereof.

Tenant’s Additional Rental: Is defined in Article 8.2 hereof.

Tenant’s Address: (See Article 1.1.4) or to such other address as Tenant may designate from time to time by written notice to Landlord in accordance with Article 30 hereof.

Tenant’s Architect: The architect or interior design consultant Tenant designates by written notice to Landlord in accordance with Article 30 hereof.

Tenant’s Forecast Additional Rental: Is defined in Article 8.1 hereof.

Tenant’s Notice: Is defined in Article 49.1 hereof.

Tenant’s Response: Is defined in Article 47.1.1 hereof.

Ten Year Treasury Note Rate: A variable rate of interest equal to the Ten Year U.S. Treasury Constant Maturity Rate as published from time to time by the U.S. Department of the Treasury.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Termination Date: Is defined in Article 4.2 hereof.

Terminated Space: Is defined in Article 4.2 hereof.

Turnover Date: Is defined in Article 5.1.2 hereof.

Valuing Brokers: Is defined in Article 45.2 hereof.

Work Letter: That certain Work Letter attached hereto as Exhibit D.

2. Building and Demised Premises.

2.1 Building. The Building in which the Demised Premises shall be located shall be constructed by Landlord on the Real Property at the location depicted on the Conceptual Site Plan attached hereto as Exhibit B and in accordance with this Lease and all exhibits hereto. Prior to January 31, 2007, Tenant shall have the right to expand or contract the Building by up to two (2) floors during the Building design phase as set forth in the Work Letter. The floor area for the Building shall be calculated based on the approved design by Tenant as set forth in the Work Letter.

2.2 Demised Premises. The Net Rentable Area within the Demised Premises and the Net Rentable Area of the Building shall be measured by Landlord or its designated agent using the Computer Aided Drafting and Design (“CADD”) system based on BOMA Z65.1 1996 requirements (as opposed to field surveys) as soon as practicable during or after the construction of the Building. Landlord shall notify Tenant in writing of Landlord’s determination of such measurements and the calculation of the Net Rentable Area within the Demised Premises and the Net Rentable Area of the Building promptly following such measurements, and such measurements shall be confirmed by Landlord and Tenant pursuant to the provisions of Article 2.3 hereof. The parties agree that if there arises a dispute as to any rights, obligations or abatements arising under Articles 2.1, 2.2 or 2.3, such dispute shall first be submitted to non-binding mediation for resolution, the format for such mediation to be reasonably acceptable to both parties. The costs of such non-binding mediation shall be shared equally by Landlord and Tenant.

2.3 Confirmation of Demised Premises. In accordance with Article 4 and Article 6, and in addition to those items set forth in Article 4, Landlord and Tenant agree to execute the Supplemental Agreement and include the following:

2.3.1 Confirm the size, location and configuration of the Demised Premises and attach “as-built” construction documents for the Base Building Work and Tenant Improvements; and

2.3.2 Confirm the Net Rentable Area within the Demised Premises and the Net Rentable Area of the Building. All measurements shall be made in accordance with Article 2.2; provided, however, that either party shall have the right,

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

within thirty (30) days following the delivery of written notice of such measurement to Tenant, to request field surveys by the Project Architect (the cost of which shall be paid solely by the requesting party), and, if such field surveys reveal that the total Net Rentable Area within the Demised Premises or the Net Rentable Area of the Building, as determined based upon Landlord’s CADD measurements and BOMA Z65.1 1996 requirements, was incorrect by more than one-half of one percent (0.5%), then the Net Rentable Area within the Demised Premises or the Net Rentable Area of the Building, as the case may be, shall be corrected based upon the measurements determined by the Project Architect; provided, however, that within thirty (30) days following the delivery to Tenant of written notice of the Project Architect’s measurements, Tenant, at its sole cost and expense, may elect to have Tenant’s Architect determine such measurements. If one of the parties elected to have the Project Architect perform field surveys and the Net Rentable Area within the Demised Premises or the Net Rentable Area of the Building, as determined based upon Tenant’s Architect’s measurements, differs at all from the total Net Rentable Area within the Demised Premises or the Net Rentable Area of the Building based upon the Project Architect’s measurements, then the final determination of the Net Rentable Area within the Demised Premises and the Net Rentable Area of the Building shall be made based on the measurements chosen by an independent architect jointly selected by Landlord and Tenant, provided that such independent architect shall be limited to choosing either (i) the Project Architect’s measurements or Landlord’s CADD measurements, as the case may be, or (ii) the measurements of Tenant’s Architect, whichever measurements such independent architect shall believe to be more nearly correct. The fees and expenses of the independent architect shall be shared equally by Landlord and Tenant. Landlord and Tenant do hereby agree that the architects referred to in this Article 2.3.2 shall make only measurements of the respective areas and the parties will determine together the final Net Rentable Area within the Demised Premises and the final Net Rentable Area of the Building based upon the provisions of this Lease.

2.4 Landlord Reservations.

2.4.1 Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within or through the Demised Premises, or through the walls, columns and ceilings therein, provided that the installation work is performed at such times and by such methods as will not reduce the Net Rentable Area within the Demised Premises or unreasonably interfere with Tenant’s use and occupancy of the Demised Premises or damage the appearance thereof. Any plans and specifications showing such work and the contractor performing such work, now or in the future, shall have Tenant’s Approval, such Approval not to be unreasonably withheld, conditioned or delayed, and such contractor shall carry such insurance as would reasonably be expected for the work being conducted with endorsements naming Tenant as an additional insured thereunder as its interests may appear.

2.4.2 The exercise of any right reserved to Landlord under this Article 2.4 shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent (except as specifically provided herein), or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s agents.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

3. Security Deposit.

None required.

4. Term.

4.1 Lease Term. The term of this Lease (the “Lease Term”) shall commence on the Full Rent Commencement Date and, unless sooner terminated or extended as provided in this Lease, shall end on the Lease Expiration Date; provided, however, that the Lease Term shall be subject to extension as provided in Article 45 hereof. Promptly after obtaining all information required to be included in the Supplemental Agreement, Landlord and Tenant shall execute the Supplemental Agreement. Notwithstanding the foregoing, upon the Delivery Date or Turnover Date, as the case may be, for any floor of the Building or such earlier access date provided for in Article 5.3 hereinafter, Tenant and Landlord, where applicable, shall abide by the terms and conditions of this Lease, as if the Lease Term had already commenced, except that Tenant shall have no obligation to pay Rent or any portion thereof until it becomes due in accordance with Article 6 hereof.

4.2 Early Termination. Provided Tenant is not then in default beyond any applicable notice and cure periods under the terms of this Lease, beginning on [***], Tenant shall have the on-going right to terminate this Lease. Tenant shall deliver to Landlord prior written notice of Tenant’s intent to terminate the Lease, and termination shall become effective on the date that is [***] ([***])[***] after Tenant’s delivery of such notice (the “Termination Date”). Tenant shall have the right to terminate this Lease with respect to all or any portion of the Demised Premises (the “Terminated Space”), provided, however, that if Tenant terminates this Lease with respect to only a portion of the Demised Premises, the space being terminated must be on a full floor basis. At the time Tenant delivers its notice of early termination to Landlord and as a pre-condition to the effectiveness of such notice, Tenant shall pay to Landlord an amount equal to [***], both dates being inclusive for purposes of calculating [***]. The cost of all unamortized Tenant Improvements and brokerage commissions are embedded in [***] and therefore are embedded into [***]. Tenant shall also be responsible for all [***] incurred in connection with such termination.

4.3 Contraction Right.

4.3.1 Provided Tenant is not then in default beyond any applicable notice and cure periods under the terms of this Lease, beginning on [***], Tenant shall have a one-time right (the “First Contraction Right”) to release back to Landlord either (a) [***] percent ([***]%) of the Demised Premises, or (b) [***] ([***]) [***] of the Demised Premises, provided, however, that if Tenant elects to release [***] percent ([***]%) of the Demised Premises, the Contraction Space (as hereinafter defined)

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

shall be in a configuration that leaves Landlord with space considered by Landlord to be reasonably leasable. Tenant shall deliver to Landlord prior written notice of Tenant’s intent to contract the Demised Premises, and such contraction shall become effective on the date that is [***] ([***])[***] after Tenant’s delivery of such notice.

4.3.2 Subject to the same terms and conditions as set forth in Article 4.3.1 above and provided the Net Rentable Area of the Building, as finally determined pursuant to Article 2.2 hereof, is at least [***] percent ([***]%) of [***] beginning on the [***], Tenant shall again have a one-time right (the “Second Contraction Right”) to release back to Landlord either (a) [***] percent ([***]%) of the Demised Premises, or (b) [***] ([***])[***] of the Demised Premises, provided, however, that if Tenant elects to release [***] percent ([***]%) of the Demised Premises, the Contraction Space shall be in a configuration that leaves Landlord with space considered by Landlord to be reasonably leasable. Notwithstanding the foregoing, in the event that Tenant does not exercise its First Contraction Right and the Net Rentable Area of the Building, as finally determined pursuant to Article 2.2 hereof, is at least [***] percent ([***]%) of [***], as a part of its Second Contraction Right, Tenant shall have the right to release back to Landlord either (a) [***] percent ([***]%) of the Demised Premises, or (b) [***] ([***]) [***] of the Demised Premises; provided, however, that if Tenant elects to release [***] percent ([***]%) of the Demised Premises, the Contraction Space shall be in a configuration that leaves Landlord with space considered by Landlord to be reasonably leasable.

4.3.3 Any such released space shall be deemed “Contraction Space” for purposes hereof. Promptly after receipt of Tenant’s notice of exercise of either the First Contraction Right or the Second Contraction Right, Landlord shall prepare, or cause to be prepared, and submit to Tenant preliminary plans for the construction of the demising walls and other necessary improvements consistent herewith, which preliminary plans shall include a proposed schedule for such construction. Within ten (10) business days after receipt of such preliminary plans, Tenant will either approve the same in writing or notify Landlord in writing of Tenant’s commercially reasonable objections. Upon receipt of Tenant’s notice of objections, Landlord will prepare or cause to be prepared revised preliminary plans to address such objections as Landlord deems commercially reasonable, and Landlord shall submit the revised preliminary plans to Tenant. Upon submittal to Tenant of the revised preliminary plans, and upon submittal of any further revisions, the procedures described above will be repeated until the preliminary plans are approved by Tenant. If the parties do not resolve such objections within thirty (30) business days from the date of Tenant’s initial receipt of the preliminary plans, the parties hereto agree to submit their dispute to non-binding mediation. If Tenant does not respond to Landlord in writing within any such ten (10) business day period, the preliminary plans for the proposed construction shall be deemed approved by Tenant. All costs and expenses for the preparation of such plans and for the construction in accordance therewith shall be included in Operating Expenses (solely chargeable to Tenant). In addition, such construction referenced in this Article 4.3.3 shall not avail Tenant of any abatement of Rent as provided in Article 15 hereof, provided such

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

plans are adhered to, subject to Excusable Delays and Tenant Delays. The Contraction Space shall be measured and calculated by Landlord using BOMA Z65.1 1996 standards (such reasonable fee to be included in Operating Expenses) for measuring office space and shall be subject to verification by Tenant’s Architect.

4.3.4 Upon the effective date of the release of such Contraction Space, Tenant shall pay Landlord an amount equal to [***] (including [***] and any [***]) attributable to the Contraction Space and brokerage commissions paid by Landlord on account of this Lease proportionate to such Contraction Space ([***] percent [***]%). Tenant shall also be responsible for all [***] in connection with such contraction.

4.3.5 In the event that Tenant elects to exercise either the First Contraction Right or the Second Contraction Right, Landlord and Tenant shall promptly execute an amendment to this Lease confirming same. Such amendment shall confirm the total square feet of the Net Rentable Area within the Demised Premises, the Base Rental and Tenant’s Forecast Additional Rental as adjusted to reflect the contraction of the Demised Premises.

4.3.6 In the event Tenant exercises either the First Contraction Right or Second Contraction Right, the selection by Landlord of office tenants to occupy the Contraction Space shall be subject to the requirements of Articles 57.1.2 and 57.3, but shall not be subject to Tenant’s Approval so long as each such office tenant is reasonably considered to be of a quality consistent with other first-class tenants in Class “A” office buildings in downtown Richmond, Virginia.

4.3.7 Any reduction in the Demised Premises shall be deemed to be reduced pursuant to either the First Contraction Right or the Second Contraction Right, as applicable, and not pursuant to Tenant’s early termination right provided in Article 4.2 hereof, unless otherwise explicitly set forth by Tenant in writing.

5. Possession.

5.1 Delivery Date and Commencement Date.

5.1.1 If Tenant elects to use a contractor other than Landlord’s contractor (for purposes herein “Tenant’s contractor”) to construct the Tenant Improvements, then this Article 5.1.1 shall set forth the Commencement Date for this Lease and each Floor Commencement Date. The Building shall be turned over to Tenant in phases (in accordance with the phasing schedule set forth below) upon the Substantial Completion of the Base Building Work for each floor within such phase of the Building (the “Tenant Contractor Phased Delivery of the Building”). The actual date Tenant’s contractor is granted access to a floor to complete the Tenant Improvements in accordance with the terms of this Lease shall be known as such floor’s “Delivery Date”. The “Commencement Date” of this Lease shall occur upon the earlier to occur of either (a) the date that is six (6) months after the Delivery Date of Phase I (which anticipated date is set forth below and as provided in the immediately preceding sentence), i.e., the

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

date that is six (6) months after the date the initial phase (as set forth below) is turned over by Landlord to Tenant in accordance with the terms of this Lease, or (b) the date Tenant occupies and begins its beneficial interest in any floor of the Building (the “Open for Business Date”), i.e., the date Tenant opens for business on any floor of the Building. Thereafter, and notwithstanding the foregoing, the commencement date for each floor of the Building (a “Floor Commencement Date”) shall continue to occur on a floor by floor basis in accordance with the phasing schedule set forth below and the terms of this Lease until such time as this Lease has commenced with respect to one hundred percent (100%) of the Demised Premises. The Tenant Contractor Phased Delivery of the Building shall occur as follows such that access shall be granted to Tenant’s contractor for purposes of construction of the Tenant Improvements within such Phase:

Phase	Anticipated Delivery Date
Phase I — Floors B1 & B2	March 1, 2009
Phase II — Floors 1, 2 & 3	April 1, 2009
Phase III — Floors 4, 5 & 6	May 15, 2009
Phase IV — Floors 7 & 8	June 15, 2009
Phase V — Floors 9 & 10	July 1, 2009

5.1.2 If Tenant elects to use Landlord’s Contractor to construct the Tenant Improvements, then this Article 5.1.2 shall set forth the Commencement Date for this Lease and each Floor Commencement Date. The Building shall be turned over to Tenant in phases (in accordance with the phasing schedule set forth below) upon the Substantial Completion of the Base Building Work and the Tenant Improvements for each floor within such phase of the Building (the “Landlord Contractor Phased Delivery of the Building”). The actual date Tenant is granted access to a floor with the Base Building Work and the Tenant Improvements Substantially Completed in accordance with the terms of this Lease shall be known as such floor’s “Turnover Date”. The “Commencement Date” of this Lease shall occur upon the earlier to occur of either (a) the date that is sixty (60) days after the Turnover Date of Phase I (which anticipated date is set forth below and as provided in the immediately preceding sentence), i.e., the date that is sixty (60) days after the initial phase (as set forth below) is turned over by Landlord to Tenant in accordance with the terms of this Lease, or (b) the Open for Business Date for any floor in the Building. Thereafter, and notwithstanding the foregoing, each Floor Commencement Date shall continue to occur on a floor by floor basis in accordance with the phasing schedule set forth below and the terms of this Lease until such time as this Lease has commenced with respect to one hundred percent (100%) of the Demised Premises. The Landlord Contractor Phased Delivery of the Building shall occur as follows:

Phase	Anticipated Turnover Date
Phase I — Floors B1 & B2	July 1, 2009

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Phase II — Floors 1, 2 & 3	August 1, 2009
Phase III — Floors 4, 5 & 6	September 1, 2009
Phase IV — Floors 7 & 8	October 1, 2009
Phase V — Floors 9 & 10	November 1, 2009

5.1.3 Tenant shall have the right to reduce the number of phases in either the Landlord Contractor Phased Delivery of the Building or the Tenant Contractor Phased Delivery of the Building, as applicable, so long as (i) the Delivery Date or Turnover Date, as applicable, of such floors remain in sequential order as set forth in the tables above, (ii) no floor is required to be delivered prior to its referenced date set forth in the tables above, and (iii) Tenant provides written notification of such re-phasing to Landlord on or before December 31, 2007.

5.1.4 Whether Tenant elects to use Landlord’s Contractor or Tenant’s contractor, the failure of Tenant to take possession of or to occupy a floor of the Building upon its timely delivery in accordance with the above shall not serve to relieve Tenant of its obligations arising for each floor or delay the payment of Rent by Tenant for each floor, nor shall such failure serve to extend the Lease Term.

5.1.5 If Tenant elects to use Tenant’s contractor to complete the Tenant Improvements, upon delivery to Tenant by Landlord of Phase I (as set forth in Article 5.1.1), Tenant shall execute an agreement in a form mutually agreeable to Tenant and Landlord whereby Tenant agrees, on its behalf and on behalf of any of its agents, employees or contractors, to waive any claim for damage to any Tenant Improvements or to any equipment of Tenant and its authorized agents, employees and contractors that may be caused by rain, water or other weather related causes prior to the date the Building is water tight, as such date is provided on the Approved Schedule, attached as Schedule C to the Work Letter.

5.2 Acceptance. Upon each Floor Commencement Date, Tenant shall be deemed to have agreed that Landlord, up to the time of such occupancy, had performed all of its obligations hereunder with respect to such floor, and that such floor, except for Punch List Items, was in satisfactory condition as of the Floor Commencement Date for such floor; provided, however, that Landlord shall remain responsible for any damage caused to a floor Substantially Completed and delivered to Tenant resulting from Landlord’s Base Building Work or Tenant Improvement work, as the case may be, being conducted in the Building. Subject to the foregoing and except as may otherwise be expressly provided in the Work Letter, Tenant shall accept each floor of the Building on its respective Floor Commencement Date in its “AS-IS” condition, subject to all applicable laws, ordinances, regulations, covenants and restrictions from any governmental authorities, and Landlord shall have no obligation to perform or pay for any repair or other work therein other than for the correction of latent defects, warranty items or completion of Punch List Items.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

5.3 Early Access.

5.3.1 If Tenant elects to use Landlord’s Contractor to construct the Tenant Improvements, Tenant and its authorized agents, employees and contractors shall, at all reasonable times during the thirty (30) day period prior to the Turnover Date for each floor as set forth in Article 5.1.2, have the right, at Tenant’s and Tenant’s agents’, employees’ and contractors’ own risk, expense and responsibility, to have access to such floor or space solely for the purpose of preparing such floor for Tenant’s Open for Business Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions from any governmental authorities, and provided that in so doing Tenant shall not unreasonably interfere with or delay the Base Building Work or Tenant Improvements to be performed by Landlord’s Contractor within such phase or floor or within any other floors within the Building. In connection with Tenant’s early access rights, Landlord covenants and agrees to provide Tenant and its authorized agents, employees and contractors with access (i) within the Building through such Building Commons Areas, including, without limitation, hallways, loading docks and elevators within the Building as are reasonably necessary to gain access to and from any floor delivered to Tenant pursuant to this Article 5 and (ii) to and from the Building over and across the Project Common Areas to any and all public rights of way sufficient for Tenant to construct the Demised Premises, such access rights being granted for the purposes of allowing Tenant to (A) complete construction of the Tenant Improvements, if applicable, (B) prepare to begin its beneficial interest in the Demised Premises, i.e., to open for business, and (C) obtain necessary temporary or permanent certificates of occupancy. Subject to the waivers of subrogation set forth in Article 17, if, upon Tenant’s use of any such Building Common Areas or Project Common Areas, such Building Common Areas or Project Common Areas are damaged in any way by Tenant or its authorized agents, employees or contractors, Tenant shall be responsible for and diligently repair any such damage as soon as practical.

5.3.2 If Tenant or its authorized agents, employees and contractors is granted access to any portion of the Building prior to the Turnover Date in accordance with this Article 5.3, Tenant and its authorized agents, employees and contractors shall each abide by the terms and conditions of this Lease, provided that upon any such access by the Tenant or its agents, employees or contractors, then (a) Tenant shall have no obligation to pay the Rent or any portion thereof until it becomes due in accordance with Article 6 and (b) this Lease shall not be deemed to have commenced as a result of such access for purposes of calculating the Lease Term.

5.4 Access.

5.4.1 Beginning on the Turnover Date or the Delivery Date for any floor, as applicable, Landlord covenants and agrees to provide Tenant and its authorized agents, employees and contractors with access (i) within the Building through such Building Commons Areas, including, without limitation, hallways, loading docks and elevators within the Building as are reasonably necessary to gain access to and from

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

any floor delivered to Tenant pursuant to this Article 5 for the purposes intended, and (ii) to and from the Building over and across the Project Common Areas to any and all public rights of way sufficient for Tenant to construct, occupy and use the Demised Premises and to obtain necessary temporary or permanent certificates of occupancy, as applicable. Subject to the waivers of subrogation set forth in Article 17, if, upon Tenant’s use of any such Building Common Areas or Project Common Areas, such Building Common Areas or Project Common Areas are damaged in any way by Tenant or its authorized agents, employees or contractors, Tenant shall be responsible for and diligently repair any such damage as soon as practical.

5.4.2 Landlord covenants and agrees to provide Tenant, its officers, directors, agents (including without limitation Tenant’s contractors), employees and invitees with safe access to and from the Building to any and all public rights of way sufficient for Tenant to occupy and use the Demised Premises.

6. Rental Payments.

6.1 Payment of Rent. Commencing on the Rent Commencement Date and subject to apportionment and abatement as provided herein, and continuing thereafter throughout the Lease Term, Tenant hereby agrees to pay all Rent due and payable under this Lease. Base Rental together with Tenant’s Forecast Additional Rental shall be due and payable in twelve (12) equal monthly installments in advance, on the first day of each calendar month (subject to the phasing requirements for the payment of Base Rental as set forth below), commencing on the Rent Commencement Date and continuing thereafter throughout the Lease Term and any extensions or renewals thereof. Tenant shall pay all Rent and other sums of money as shall become due from and payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease, without demand, notice, abatement, deduction, or set-off, except as expressly set forth in this Lease.

6.2 Rent Commencement. The payment of Base Rental shall commence and be phased in accordance with the following until the Full Rent Commencement Date and thereafter shall continue for the remainder of the Lease Term in accordance with the terms of this Lease:

6.2.1 If Tenant elects to use Tenant’s contractor to construct the Tenant Improvements, then this Article 6.2.1 shall set forth the Rent Commencement Date and the Base Rental payable until the date that this Lease has commenced with respect to one hundred percent (100%) of the Demised Premises (the “Full Rent Commencement Date”). Tenant shall pay a pro rata portion of the Base Rental on the Commencement Date (the “Rent Commencement Date”), such pro rata portion being equal to the product of the Base Rental multiplied by a fraction, the numerator being the Net Rentable Area of those floors of the Building for which this Lease has commenced as of the Commencement Date pursuant to Article 5.1.1 and as set forth below and the divisor being the Net Rentable Area of the Building. Thereafter, on the first day of each

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

month and continuing until the Full Rent Commencement Date, Tenant shall pay a pro rata portion of the Base Rental, such pro rata portion being equal to the product of the Base Rental multiplied by a fraction, the numerator being the Net Rentable Area of those floors of the Building for which this Lease has commenced pursuant to Article 5.1.1 and as set forth below as of the date the Base Rental is due and payable and the divisor being the Net Rentable Area of the Building. Notwithstanding anything herein to the contrary, solely for purposes of this Article 6.2.1 this Lease shall not have commenced with respect to the Net Rentable Area for any floor until the date that all of the following events shall have occurred: (i) with respect to such floor, the Building systems (including without limitation the HVAC, elevators and life safety systems) are Substantially Complete and fully operational for Tenant’s intended use; (ii) with respect to such floor, all finishes for the Base Building Work are Substantially Complete, (iii) the lobby, a pro-rata portion of the Building Parking Facilities and all Building Common Areas and Project Common Areas reasonably necessary to access such floor or phase are Substantially Complete; and (iv) the Site Work is Substantially Complete on or before the Site Work Complete date set forth on Schedule C of the Work Letter. For purposes of this Article 6.2.1, the Approved Budget shall be the amount used to determine Base Rental until the Full Rent Commencement Date (the “Estimated Base Rental”). Within one hundred twenty (120) days of the Full Rent Commencement Date, Landlord shall provide Tenant with the actual determination of Base Rental, pursuant to Article 7 hereof, and if such Base Rental amount is different than the Estimated Base Rental, the parties shall adjust the Rent for the next month to account for such difference and the amount that would then have otherwise been due and payable by Tenant under this Article 6.2.1. All charges that could be characterized as Tenant’s Additional Rental for purposes hereof incurred by Landlord’s Contractor prior to the Full Rent Commencement Date shall be deemed a part of Landlord’s Costs.

6.2.2 If Tenant elects to use Landlord’s Contractor to construct the Tenant Improvements, then this Article 6.2.2 shall set forth the Rent Commencement Date and the Base Rental payable until the Full Rent Commencement Date. Tenant shall pay a pro rata portion of the Base Rental on the Commencement Date (the “Rent Commencement Date”), such pro rata portion being equal to the product of the Base Rental multiplied by a fraction, the numerator being the Net Rentable Area of those floors of the Building for which this Lease has commenced as of the Commencement Date pursuant to Article 5.1.2 and as set forth below and the divisor being the Net Rentable Area of the Building. Thereafter, on the first day of each month and continuing until the Full Rent Commencement Date, Tenant shall pay a pro rata portion of the Base Rental, such pro rata portion being equal to the product of the Base Rental multiplied by a fraction, the numerator being the Net Rentable Area of those floors of the Building for which this Lease has commenced pursuant to Article 5.1.2 and as set forth below, as of the date the Base Rental is due and payable, and the divisor being the Net Rentable Area of the Building. Notwithstanding anything herein to the contrary, solely for purposes of this Article 6.2.2 this Lease shall not have commenced with respect to the Net Rentable Area for any floor until the date that all of the following events shall have occurred: (i) with respect to such floor, the Building systems (including without limitation the

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

heating, ventilating and air conditioning (“HVAC”), elevator, and life safety systems) are Substantially Complete and fully operational for Tenant’s intended use; (ii) with respect to such floor, the finishes for each floor of the Building are Substantially Complete and the protective materials have been removed; (iii) the lobby, a pro-rata portion of the Building Parking Facilities and all Building Common Areas and Project Common Areas necessary to access such floor or phase are Substantially Complete ; (iv) the Site Work is Substantially Complete (subject to seasonal plantings and Punch List Items); and (iv) with respect to such floor, a Certificate of Occupancy (whether temporary or permanent, as the case may be) has been issued. For purposes of this Article 6.2.2, the Approved Budget shall be the amount used to determine Base Rental until the Full Rent Commencement Date (the “Estimated Base Rental”). Within one hundred twenty (120) days of the Full Rent Commencement Date, Landlord shall provide Tenant with the actual determination of Base Rental, pursuant to Article 7 hereof, and if such Base Rental amount is different than the Estimated Base Rental, the parties shall adjust the Rent for the next month to account for such difference and the amount that would then have otherwise been due and payable by Tenant under this Article 6.2.2. All charges that could be characterized as Tenant’s Additional Rental for purposes hereof incurred by Landlord’s Contractor prior to the Full Rent Commencement Date shall be deemed a part of Landlord’s Cost.

6.3 Proration of Rent. If the Rent Commencement Date is other than the first day of a calendar month or if this Lease terminates on other than the last day of a calendar month, then the installments of Base Rental and Tenant’s Forecast Additional Rental for such month or months shall be prorated on a daily basis and the installment or installments so prorated shall be paid in advance. Also, if the Rent Commencement Date occurs on other than the first day of a calendar year, or if this Lease is terminated on other than the last day of a calendar year, Tenant’s Additional Rental shall be prorated for such commencement or termination year, as the case may be, by multiplying such Tenant’s Additional Rental by a fraction, the numerator of which shall be the number of days during the commencement year from and after the Rent Commencement Date, or the number of days during the termination year from and after January 1 of the termination year to the termination date, as the case may be, and the denominator of which shall be three hundred sixty-five (365), and the calculation described in Article 8 hereof shall be made as soon as possible after the termination of this Lease, Landlord and Tenant hereby agreeing that the provisions relating to said calculation shall survive the termination of this Lease.

7. Base Rental.

7.1 Computation of Base Rental. “Base Rental” shall be structured on a [***], shall be equal to the product of the Landlord’s Cost (on an open book basis) and the Rent Constant, and shall be payable in accordance with the terms of Articles 6 and 10. Beginning on the first anniversary of the Full Rent Commencement Date and continuing on every anniversary of the Full Rent Commencement Date thereafter during the primary Lease Term, Base Rental shall escalate [***] percent ([***]%) each Lease Year over the previous Lease Year.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

7.2 Reductions in Base Rental. Notwithstanding anything else contained herein to the contrary, in the event Tenant exercises its early termination right set forth in Article 4.2, First Contraction Right or Second Contraction Right, Base Rental shall be reduced pro rata by that portion of the Base Rental attributable to the Contraction Space or the Terminated Space.

8. Additional Rental.

8.1 Tenant’s Forecast Additional Rental. For purposes of this Lease, “Tenant’s Forecast Additional Rental” shall mean Landlord’s budgeted estimate of Operating Expenses and Tenant’s Additional Rental (both as hereinafter defined) for the coming calendar year or portion thereof, such forecast to be provided to Tenant annually for its prior review and approval and in detail acceptable to Tenant acting reasonably. If at any time it appears to Landlord, in Landlord’s reasonable judgment, that Tenant’s Additional Rental for the current calendar year will increase from Landlord’s estimate of the coming calendar year by more than [***] percent ([***]%), Landlord shall have the right to revise, but not more than once per year (but Landlord shall have the right to reduce such estimate as many times within any year as Landlord chooses), by written notice to Tenant, its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate of Tenant’s Forecast Additional Rental; provided, however, that the details of such revised estimate have been made available to Tenant for its prior review and approval in detail acceptable to Tenant acting reasonably. Failure to make a revision contemplated by the immediately preceding sentence shall not prejudice Landlord’s right to collect the full amount of Tenant’s Additional Rental. Prior to the Full Rent Commencement Date and thereafter prior to the beginning of each calendar year during the Lease Term, including any extensions thereof, Landlord shall present to Tenant a written statement of Tenant’s Forecast Additional Rental for such calendar year.

8.2 Tenant’s Additional Rental. For purposes of this Lease, “Tenant’s Additional Rental” shall, subject to Article 6, mean for each calendar year, the Operating Expenses multiplied by a fraction, the numerator of which is the Net Rentable Area within the Demised Premises and the denominator of which is the Net Rentable Area of the Building.

8.3 Annual Reconciliation. Within one hundred twenty (120) days after the end of each calendar year in which Tenant’s Additional Rental is payable hereunder or as soon thereafter as administratively possible if such delay is caused by events reasonably considered beyond Landlord’s control, Landlord shall provide Tenant a statement showing all major cost categories of the actual Operating Expenses for said calendar year, and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Additional Rental. In the event Tenant’s Forecast

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Additional Rental exceeds Tenant’s Additional Rental for said calendar year, Landlord shall, at Tenant’s option, either refund the amount of such excess to Tenant or credit such amount against Rent next due hereunder. In the event that Tenant’s Additional Rental exceeds Tenant’s Forecast Additional Rental for said calendar year, Tenant shall pay Landlord, within thirty (30) days of receipt of the written statement, an amount equal to such difference.

8.4 Books and Records. At any time within one hundred eighty (180) days of Tenant’s receipt of Landlord’s statement showing the annual reconciliation of Operating Expenses for each calendar year during the Lease Term, Tenant shall have the right to cause an audit of Landlord’s books and records pertaining to the calculation of Operating Expenses and Rent for such calendar and/or for the previous calendar year; provided that Tenant shall give Landlord not less than ten (10) business days prior written notice of any such audit. Landlord shall keep and maintain its books and records for any calendar year during the Lease Term for a minimum period of two (2) years. Tenant’s audit of Landlord’s books and records relating to either or both of the prior two (2) year’s Operating Expenses and Rent shall occur at a mutually convenient time during reasonable business hours at Landlord’s office where Landlord’s books and records are maintained. Tenant agrees to provide Landlord copies of any and all reports, summaries, conclusions, and other results of such audit within thirty (30) days following Tenant’s receipt thereof. If Landlord’s calculation of Tenant’s Additional Rental for the audited calendar year was incorrect, then Tenant shall be entitled (i) to a prompt refund of such overpayment (together with interest on the amount of such overpayment from the date of Landlord’s annual reconciliation of Operating Expenses until payment of such refund, at the Prime Rate) and (ii) the reasonable cost of Tenant’s audit fees or consultant fees if the corrected Tenant’s Additional Rental is less than ninety-seven percent (97%) of Landlord’s calculation of Tenant’s Additional Rental; or Tenant shall promptly pay to Landlord the amount of any underpayment, as the case may be. If Tenant is not the only tenant in the Building, Tenant and Tenant’s consultant shall keep the results of any such audit confidential as to all parties other than Landlord, and shall enter into a written confidentiality agreement prior to conducting such audit at Landlord’s request. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date and end on December 31st of the year in which the Commencement Date occurred (the “Base Year”), and the last year, which shall end on the Lease Expiration Date.

9. Operating Expenses.

9.1 Description of Operating Expenses. “Operating Expenses” shall mean all Operating Costs (as hereinafter defined) incurred by Landlord for the Project. With respect to Operating Costs that Landlord allocates to the entire Project (i.e., expenses related to the Project Common Areas), the portion allocated to the Building shall be based upon GAAP. Landlord may reasonably adjust Landlord’s allocation of such expenses to the Building in the future for changes in the physical size of the Building or the Project. Landlord’s good faith projection of Operating Expenses (which

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

shall not limit Landlord’s rights pursuant to Article 8 hereof or this Article 9) for the Base Year is estimated to be [***] Dollars ($[***]) per square foot of Net Rentable Area. This estimate of Operating Expenses is only an estimate, and Landlord makes no guaranty or warranty that such estimate will be accurate.

9.2 Operating Costs. For the purposes of this Lease, “Operating Costs” shall mean all actual expenses, costs and disbursements (but not specific costs billed to specific tenants of the Building) of every kind and nature, computed on an accrual basis, relating to or incurred or paid by Landlord or its designated agent after the Full Rent Commencement Date in connection with the management, operation, repair and maintenance of the Project only, and as hereinafter noted, appropriately allocated to the Building according to GAAP, including, but not limited to, the following:

9.2.1 appropriately allocated wages, salaries and other costs of all on-site employees engaged in the operation, management, or access control of the Building, including taxes, insurance and benefits relating to such employees, but excluding employees above the grade of Building or Property Manager (or whatever title represents the on-site management representative primarily responsible for management of the Building) and also only to the extent such wages and salaries are directly attributable to the personnel contributing to the maintenance, operation, repair and services of the Building;

9.2.2 appropriately allocated costs of all supplies, tools, equipment and materials (whether purchased or leased) used directly in the operation, management, maintenance and access control of the Building;

9.2.3 the cost of all utilities for the Building, including but not limited to the cost of electricity, gas, water, sewer services and power for heating, lighting, air conditioning and ventilating;

9.2.4 the cost of all maintenance and service agreements for the Building and the equipment therein, including but not limited to security service, garage operators, window cleaning, elevator maintenance, janitorial service, landscaping maintenance and reasonable and customary landscaping replacement;

9.2.5 the cost of repairs and general maintenance of the Building (except as excluded in Article 9.3 hereof);

9.2.6 amortization charges (including reasonable financing charges actually incurred) of the cost of acquisition and/or installation of capital improvements to the Building, the Building Parking Facilities and the Project Common Areas (including security and energy management equipment), amortized over their respective useful lives, but only to the extent of documented reductions in Operating Costs. Landlord shall provide Tenant with reasonable evidence of actual Operating Costs saved by such capital improvements prior to including the amortized costs thereof in the Operating Costs and notwithstanding the foregoing, the annual amortization amount of such capital improvements shall not exceed the documented Operating Costs saved;

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

9.2.7 the cost of casualty, rental abatement (provided such insurance does not exceed a period of two (2) years) and liability insurance, subject to Article 13.2.8, applicable only to the Building, the Project Common Areas and Landlord’s personal property used in connection therewith and provided that if there are ever substantial rate increases for such insurance policies, Landlord and Tenant shall consult with one another and use commercially reasonable efforts to control the cost of such insurance;

9.2.8 appropriately allocated cost of trash and garbage removal, recycling service in the Building, vermin extermination, and snow, ice and debris removal;

9.2.9 reasonable accounting and legal fees, but only to the extent incurred in connection with reducing or attempting to reduce (subject to Tenant’s reasonable approval) Operating Costs;

9.2.10 all taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (and the reasonable costs of contesting any of the same), including business license taxes and fees payable by Landlord in respect of the operation of the Building, the Building Parking Facilities and the Project Common Areas (collectively, “Taxes”), excluding, however, (i) taxes and assessments imposed on the personal property of the tenants of the Building; (ii) taxes imposed on the leasehold improvements of tenants of the Building (but only if and to the extent the applicable taxing authority separately assesses such leasehold improvements); (iii) federal and state taxes on income; (iv) death taxes; (v) franchise taxes; (vi) any taxes (other than business licenses taxes and fees) imposed or measured on or by the income of Landlord from the operation of the Building or imposed in connection with any sale of the Building to a third party, and; (vii) all real estate taxes credited to Landlord under any local real estate tax abatement program. At the request of Tenant, Landlord will provide Tenant with copies of all assessments, tax statements, etc., received by Landlord and Tenant shall have the right to contest or direct Landlord to contest, any such assessments or taxes and each party will cooperate with the other in such contests;

9.2.11 the cost of operating the on-site management office for the Project, including the cost of office supplies, telephone expenses and non-capital investment equipment; and

9.2.12 a market-based management fee for a Class “A”, corporate office environment in downtown Richmond, Virginia.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

9.3 Exclusions From Operating Costs. For purposes of this Lease, and notwithstanding anything in any other provision of this Lease to the contrary, “Operating Costs” shall not include the following:

9.3.1 the cost of any special work or service performed for any tenant (including Tenant) at such tenant’s cost or in excess of the Building Standard Services including, but not limited to, overtime HVAC costs, to the extent such excess costs are charged separately to other Building tenants;

9.3.2 costs incurred to remedy structural and other latent defects in original construction materials or installations, to pay fines associated with or remedy conditions or improvements not in compliance with applicable laws, statutes, rules, regulations or ordinances of governmental authorities not caused by or through Tenant, or to remove or remediate Hazardous Substances from the Project not present as a result of the acts or omissions of Tenant or Tenant’s employees, agents or contractors (excluding Landlord, Landlord’s Contractor or its or their subcontractors or agents when acting on behalf of Tenant in such capacity);

9.3.3 compensation paid to officers and executives of Landlord;

9.3.4 the cost of any items for which Landlord is reimbursed by insurance, condemnation or otherwise, less any reasonable deductible amount, if any;

9.3.5 the cost of any additions, changes, replacements and other items which are made in order to prepare for a new tenant’s occupancy;

9.3.6 the cost of repairs incurred by reason of fire or other casualty or condemnation to the extent that (a) Landlord is compensated therefor through the proceeds of insurance or condemnation awards, less any reasonable deductible; (b) Landlord failed to obtain insurance against such fire or casualty, if such insurance was required to be carried by Landlord under the terms of this Lease, against a risk of such nature at the time of same; or (c) Landlord is not fully compensated therefor due to the co-insurance provisions of its insurance policies on account of Landlord’s failure to obtain a sufficient amount of coverage against such risk;

9.3.7 insurance premiums to the extent Landlord may be directly reimbursed therefor;

9.3.8 interest on debt or amortization payments on any mortgage or deed of trust and rental under any ground lease or other underlying lease;

9.3.9 any real estate brokerage commissions or other costs incurred in procuring tenants or extending the terms of tenants’ leases or any fee or other form of compensation in lieu of such commission;

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

9.3.10 any media advertising or any other advertising expenses incurred in connection with the marketing of the Building or any rentable space therein;

9.3.11 rental payments for base building equipment such as HVAC equipment and elevators ordinarily considered to be of a capital nature;

9.3.12 any expenses for repairs or maintenance that are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;

9.3.13 Landlord’s general overhead expenses and any legal, accounting, or other professional or consulting fees and expenses, except as otherwise provided by this Lease;

9.3.14 management fees other than as set forth in Article 9.2.12;

9.3.15 subject to Article 9.2.6 above, the cost of alterations, capital improvements, equipment replacements, and other items which under GAAP are properly classified as capital expenditures;

9.3.16 any tenant work performed for, or alteration of space leased to, Tenant or other tenants or occupants of the Building, whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter;

9.3.17 any cash or other consideration paid by Landlord on account of, with respect to or in lieu of the work or alterations described in Article 9.3.16 above;

9.3.18 depreciation or amortization, except as expressly permitted in Article 9.2.6 above;

9.3.19 costs of enforcement of leases;

9.3.20 subject to Article 9.2.6 above, the cost of future renovations to, or construction or demolition of, the Project or any part thereof;

9.3.21 overtime HVAC costs or electricity costs if charged separately to other Building tenants;

9.3.22 “takeover expenses” (i.e., expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building);

9.3.23 any cost representing any amount paid for services or materials to a related person, firm, or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm, or corporation;

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

9.3.24 if any taxes paid by Landlord and previously included in Operating Costs are refunded, Landlord shall promptly pay Tenant an amount equal to the amount of such refund (less the reasonable expenses incurred by Landlord in obtaining such refund) multiplied by Tenant’s proportionate share in effect for the period to which such refund relates;

9.3.25 any improvement installed or work performed or any other cost or expense incurred by Landlord, except as permitted in Article 9.2.6, in order to comply with the requirements for the obtaining or renewal of a certificate of occupancy for the Building or any space therein;

9.3.26 costs or expenses resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees;

9.3.27 painting or decorating other than in the Project Common Areas;

9.3.28 repairs, alterations and general maintenance paid by proceeds of insurance, and repairs necessitated by violations of law in effect as of the date of this Lease;

9.3.29 any amounts payable by Landlord by way of indemnity or for damages or which constitute a fine or penalty, including interest or penalties for any late payment; or

9.3.30 repairs, alterations and general maintenance necessitated by the negligence or willful misconduct of Landlord or its agents, employees or contractors or repairs, alterations and general maintenance necessitated by the negligence or willful misconduct of any other tenant or occupant of the Project or of any of their respective agents, employees, contractors, invitees or licensees (excluding Tenant and its agents, employees, contractors, invitees or licensees, except where Landlord, Landlord’s Contractor or its or their subcontractors or agents when acting on behalf of Tenant in such capacity).

10. Payments.

All payments of Rent under this Lease, including all payments of Base Rental, Tenant’s Forecast Additional Rental and Tenant’s Additional Rental, and other payments to be made to Landlord, shall be made on a timely basis and shall be payable to Landlord or as Landlord may otherwise designate in writing to Tenant. All such payments shall at Tenant’s election be either (a) mailed or delivered to Landlord’s Address or at such other place as Landlord may designate from time to time in writing or (b) made by wire transfer to Landlord in accordance with Landlord’s wiring instructions, which shall be

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

supplied by Landlord to Tenant in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received by Landlord by no later than the due date for such payment.

11. Interest.

Any Base Rental, Tenant’s Forecast Additional Rental, or Additional Rent not paid by the [***] ([***]) day of the month for which such amount is due, or any other payment if not made by the [***] ([***]) day after the due date specified on any invoices from Landlord (provided that in no event shall invoices from Landlord, to the extent invoices are required hereunder and expressly excluding Base Rental and Tenant’s Forecast Additional Rental, include due dates less than thirty (30) days from delivery of invoice unless otherwise specifically permitted herein) shall bear interest at [***].

12. Use Rules; Hazardous Substances.

12.1 The Demised Premises shall be used for general office and administrative business purposes, and other uses ancillary thereto, including without limitation, data centers, laboratories, kitchens, cafeterias, dining areas, break rooms, and other uses typical for a Class “A”, corporate headquarters environment intended primarily for use of Tenant’s officers, employees, clients, guests and its other invitees, in accordance with all applicable laws, statutes, ordinances, rules and regulations of governmental authorities and the Rules and Regulations. Tenant covenants and agrees to abide by the Rules and Regulations in all respects as now set forth and attached hereto and such reasonable rules and regulations as may be hereafter promulgated in writing by Landlord and noticed to Tenant. Landlord shall have the right at all times during the Lease Term to publish and promulgate and thereafter enforce such additional reasonable rules and regulations or changes in the existing Rules and Regulations as Landlord may deem necessary in its reasonable discretion to protect the tenantability, safety, operation, and welfare of the Project. Notwithstanding the foregoing, Landlord agrees that (i) all such Rules and Regulations and any changes therein or additions thereto shall be uniformly imposed on, and Landlord shall use all reasonable efforts to enforce such Rules and Regulations against, all tenants and occupants of the Project, (ii) Landlord shall not waive enforcement of any of the same for the benefit of any other tenant or occupant if such waiver would materially adversely affect Tenant’s use and occupancy of, or access to or parking associated with the Demised Premises or would materially adversely affect the first-class nature of the Project (and, if any such waiver would have any such material adverse affect, Tenant shall have the right to require Landlord to enforce all such Rules and Regulations against all other tenants and occupants of the Project), (iii) such Rules and Regulations shall not materially reduce, restrict or impair Tenant’s rights under this Lease or increase Tenant’s monetary obligations, and (iv) Landlord shall give Tenant reasonable prior written notice before enforcement against Tenant of any changes in the existing Rules and Regulations or any additions thereto properly promulgated hereunder.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

12.2 Hazardous Substances. Except for Hazardous Substances (i) contained in products used by Landlord or Tenant during construction of the Project, (ii) used by Landlord or Tenant in de minimis quantities for ordinary cleaning and office purposes and petroleum products used as fuel in vehicles, heating systems and back up generators or (iii) produced by Tenant or an affiliate of Tenant and kept on the Demised Premises in de minimis quantities for purposes of displaying such products in a display case or for purposes of sending samples to Tenant’s customers and potential customers (and, in the case of (i), (ii) and (iii), then only in compliance with all applicable Environmental Laws), Landlord and Tenant shall not permit or cause any party to bring any Hazardous Substances upon the Project or the Demised Premises or transport, store, use, generate, manufacture, dispose, or release any Hazardous Substances on or from the Project or the Demised Premises without the other’s prior written consent. Landlord and Tenant, at their respective sole cost and expense, shall operate their respective businesses in the Project in strict compliance with all Environmental Laws and all requirements of this Lease. Landlord agrees that all other tenants of the Project, at such tenants’ sole cost and expense, shall be obligated to operate their respective businesses in the Project in strict compliance with all Environmental Laws. Landlord and Tenant shall and hereby do agree to pay, protect, defend, indemnify and hold the other harmless from and against any and all loss, damages, expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and costs of litigation), fees, claims, costs and liabilities arising out of or in any manner related to the generation, storage, use, treatment or disposal of Hazardous Substances at the Project by Landlord or Tenant or their respective agents, employees or contractors. Notwithstanding the foregoing sentence, Landlord and Tenant or their respective agents, employees or contractors may use de minimis quantities or products containing Hazardous Substances for ordinary cleaning and office purposes, and then only in compliance with all applicable Environmental Laws. Other than as disclosed in that certain environmental assessment prepared by Draper Aden Associates, Project No. R00507.13E, and dated October 2006 (the “Environmental Report”), a copy of which has been provided to Tenant, to Landlord’s current actual knowledge, neither Landlord nor any third party has generated, disposed of, released, nor found any Hazardous Substances on or about the Demised Premises or the Project in violation of Environmental Laws. It is understood by Tenant, however, that Landlord has not made any independent investigations to confirm the accuracy of the Environmental Report or the foregoing representation, and Landlord makes no representation or warranty as to the accuracy or completeness of the Environmental Report. Tenant agrees to keep the Environmental Report confidential and not to disclose the contents thereof to any other party (with the exception of its agents and consultants who shall also be subject to such confidentiality requirement) without the prior written consent of Landlord. Landlord has received no notice that any municipality or any governmental or quasi-governmental authority has determined that there are any violations of the Environmental Laws with respect to the Demised Premises or the Project. Landlord covenants that it will undertake all commercially reasonable efforts to obtain and assist Tenant in obtaining comfort letters, certifications, authorizations and other approvals requested by Tenant in connection with any and all relevant brownfields

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

and historic preservation laws and regulations. In addition to the foregoing indemnity, Landlord agrees to pay, protect, defend, indemnify and hold harmless Tenant from and against any and all loss, damages, expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), costs (including, without limitation, reasonable attorneys’ fees, consultant fees or expert fees and costs of litigation), fees, claims and liabilities arising out of any Hazardous Substances present on the Project prior to the Commencement Date and thereafter released upon the Project, except for those releases caused by Tenant, its agents, employees or contractors, (excluding Landlord, Landlord’s Contractor or its or their subcontractors or agents when acting on behalf of Tenant in such capacity). Such liability of Landlord shall be without regard to negligence or fault (except the negligence or fault of Tenant, its agents, employees or contractors (excluding Landlord, Landlord’s Contractor or its or their subcontractors or agents when acting on behalf of Tenant in such capacity)). Landlord acknowledges and agrees that any liabilities for historic preservation, environmental remediation and removal of Hazardous Materials, arising from site conditions prior to the Commencement Date, including, but not limited to, those liabilities arising under Environmental Laws shall be the sole responsibility of Landlord (except to the extent caused by the negligence or fault of Tenant, its agents, employees or contractors (excluding Landlord, Landlord’s Contractor or its or their subcontractors or agents when acting on behalf of Tenant in such capacity)). The provisions of this Article 12.2 shall survive the expiration or earlier termination of this Lease.

12.3 Insurance Requirements. Landlord and Tenant shall not do or permit to be done anything that either knows will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Project, or any portion thereof, including the Building, and shall comply with all reasonable rules, orders, regulations and requirements of the insurers of the Project, or any portion thereof, provided that such rules, orders, regulations and requirements do not materially reduce, restrict or impair Tenant’s rights’ under this Lease or increase Tenant’s monetary obligations under this Lease. Subject to the terms of Article 13.2.8, Tenant shall also, within ten (10) days following notice from Landlord, discontinue any activity specified by such notice that has caused or will cause the rate of fire or other insurance on the Building to increase (unless Tenant, within thirty (30) days of notice from Landlord of such increase, pays the cost of any such increase to Landlord and, thereafter, pays all said increases attributable to such activity within thirty (30) days of Landlord’s demand).

13. Repairs by Landlord and Alterations by Tenant.

13.1 Repairs by Landlord. Subject to Article 21 hereof, Landlord shall maintain or cause to be maintained in good condition and repair the roof, windows, doors, structural portions of the exterior and interior of the Building, the mechanical, electrical, plumbing, lighting, heating, air conditioning, curtain wall, vertical transportation, security, fire protection and life safety systems and materials, the Tenant Improvements (excluding any trade fixtures, equipment, furniture and other personal property of Tenant), the Project Common Areas, the Foundry Park II Common Areas (in

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

addition to the requirements set forth in Article 57.1.6), and the Building Parking Facilities all in accordance with the Building Standard Services attached hereto as Exhibit E and first class standards of professional property management at least equivalent to the standards maintained in similar first class office buildings in Richmond, Virginia. Subject to the waivers of subrogation set forth in Article 17, the cost of such maintenance and repairs shall be (i) at Tenant’s sole cost and expense as to repairs caused by the negligence of Tenant or its agents, contractors, employees or invitees; (ii) included in Operating Expenses to the extent permissible under Article 9.2 hereof, except as provided in Article 9.3 hereof; or (iii) in all other cases payable by Landlord. Landlord covenants that upon the Full Rent Commencement Date, the Building and all systems therein shall be in compliance with all applicable local, state and federal laws, statutes, codes, rules, regulations and ordinances of governmental authorities, including, but not limited to, Environmental Laws and the Americans with Disabilities Act, but subject to Punch List Items. Landlord agrees as part of its repair obligations hereunder, and at no additional cost to Tenant, to promptly correct any and all conditions in violation of the foregoing and to remediate any mold or other harmful substance or material that may be found in the Building at any time during the Term; provided, however, that to the extent Tenant or Tenant’s employees, agents, contractors, invitees, guests, assignees or subsidiaries (for purposes of this Article 13.1, excluding Landlord, Landlord’s Contractor or its or their subcontractors, employees, agents, invitees or guests when acting on behalf of Tenant in such capacity) are found to be the cause of such mold, or other harmful substance or material due to such party’s negligent act or omission or improper use of the Building systems contrary to their design, then the cost of such remediation shall be born by Tenant. Landlord shall use good faith and commercially reasonable efforts to refrain from performing maintenance, repair, replacement or renewal activities that generate substantial odors or noxious chemicals or fumes in the Building or within twenty-five (25) feet of the outdoor air intakes of the HVAC system, during Building Operating Hours.

13.2 Alterations by Tenant. Throughout the Lease Term and any extensions thereof, Tenant shall have the following rights and obligations with respect to the Tenant Alterations:

13.2.1 Tenant shall have the right to make Tenant Alterations in keeping with a Class “A”, corporate headquarters environment provided Tenant receives Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to make Tenant Alterations without Landlord’s prior consent, provided, however, such Tenant Alterations are in keeping with a Class “A”, corporate headquarters environment, are non-structural in nature, and are compatible with the Building systems, and provided further that Tenant delivers as-built drawings of such Tenant Alterations to Landlord. For those Tenant Alterations requiring Landlord’s prior written consent, Landlord shall give its written approval to contractors hired by Tenant to perform the Tenant Alterations prior to the commencement of the Tenant Alterations, such approval not to be unreasonably withheld, conditioned or delayed.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

13.2.2 Provided the Tenant Alterations are reasonably in keeping with a Class “A”, corporate headquarters environment, Tenant will have no obligation to remove the Tenant Alterations and restore the Demised Premises upon the surrender of the Demised Premises at the Lease Expiration Date or earlier termination of the Lease Term.

13.2.3 Tenant shall not use the Demised Premises or make any Tenant Alterations in violation of any of the Rules and Regulations complying with Article 12.1 or in violation of any law, statute, ordinance, rule, or regulation of any entity having legal jurisdiction over such subjects.

13.2.4 All Tenant Alterations shall be at the sole cost and expense of Tenant and, if affixed to the Building, shall become a part of the Demised Premises and shall become the property of Landlord at the Lease Expiration Date or earlier termination of the Lease Term, unless such alterations and additions are Tenant’s trade fixtures, equipment, furniture and other personal property of Tenant, which are freely removable by Tenant. Notwithstanding the foregoing, if Tenant elects to remove any of the Tenant Alterations, then such alterations or additions shall become the property of Tenant upon removal and Tenant may remove such alterations or additions or any portion thereof at Tenant’s expense upon the Lease Expiration Date or earlier termination of the Lease Term, provided Tenant repairs, at Tenant’s expense, any damage caused by such removal.

13.2.5 All Tenant Alterations shall be made: (i) in a good and workmanlike manner and otherwise in accordance with the Rules and Regulations; (ii) using first-class new or recycled materials only; (iii) on days, at times and under the supervision of an architect approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; (iv) if Tenant is not the sole Tenant of the Building, after coordinating the work schedule and scope with the Building’s property manager to avoid undue interference with the normal operations and use of the Building; (v) in accordance with plans and specifications prepared by an engineer or architect reasonably acceptable to Landlord, which plans and specifications shall be approved in writing by Landlord to the extent Landlord’s consent is required pursuant to Article 13.2.1; (vi) in accordance with all applicable, statutes, ordinances, rules, and regulations of governmental authorities, and insurance requirements; (vii) after obtaining public liability, Builder’s Risk and workers’ compensation insurance policies approved in writing by Landlord, which policies shall cover every person who will perform any work with respect to such alteration; and (viii) after Tenant has obtained any permits necessary for the alterations. Upon completion of the Tenant Alterations, Tenant shall provide Landlord final lien waivers from the contractor and subcontractors performing such work and as-built plans or drawings with respect to such Tenant Alterations whether Landlord’s consent to such Tenant Alterations was required hereunder.

13.2.6 Subject to the waivers of subrogation set forth in Article 17, Tenant shall indemnify and hold Landlord harmless from and against any and

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

all expenses, liens, claims, liabilities and damages based on or arising by reason of the Tenant Alterations caused by Tenant, or its contractors, agents (excluding Landlord or its contractors, agents or employees) or employees. If any Tenant Alterations are made without the prior written consent of Landlord where consent is required by this Lease or are otherwise not made in accordance with this Article 13, Landlord shall have the right, upon prior written notice to Tenant to remove and correct such work and restore the Demised Premises to their condition immediately prior thereto, and Tenant shall be liable for all reasonable expenses incurred by Landlord in connection therewith. The failure of Landlord to object in writing to Tenant to such Tenant Alterations within thirty (30) days of Landlord’s receipt of as-built drawings for such Tenant Alterations shall be deemed to be written consent by Landlord of such Tenant Alterations.

13.2.7 Notwithstanding anything else herein contained to the contrary, Tenant shall have the right to perform any work reasonably necessary to connect the Demised Premises to Tenant’s emergency back-up equipment, upon Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. This work shall include, but not be limited to, core drilling or trenching of the floor slab, if reasonably necessary, subject to Landlord’s reasonable consent.

13.2.8 Notwithstanding the foregoing, if Tenant knew the Tenant Alterations would increase the rate of Landlord’s fire or other insurance on the Building or cause it to be voided or suspended, then in such event Tenant shall, within ten (10) days following notice from Landlord, correct the condition specified by such notice that actually has caused or will cause such insurance to increase (unless Tenant, within thirty (30) days of notice from Landlord of such increase, pays the cost of any such increase to Landlord and, thereafter, pays all such increases as and when such premiums are due). If Tenant did get the prior approval of Landlord for the Tenant Alterations and later receives notice from Landlord that such Tenant Alterations will cause the rate of fire or other insurance on the Building to increase or has caused or will cause such insurance to be voided or suspended, then if the result is an increase in the cost of insurance, Landlord shall pay the cost of such insurance increase and such increased cost shall not be included as Operating Expenses; provided, however, if Landlord consults its insurance carrier and is initially advised that such Tenant Alterations would not increase the rate of fire or other insurance on the Building and such rate of insurance then increases at some time in the future as a result of such Tenant Alterations, then such increased cost shall be included in Operating Expenses. Otherwise, Tenant shall, within ten (10) days of notice from Landlord discontinue such Tenant Alterations, and Landlord shall pay all costs to Tenant associated with such discontinuance and Landlord shall remove the Tenant Alterations and restore the Demised Premises at Landlord’s sole cost and expense.

13.3 Tenant Improvements. Landlord will be treated as the owner of the Tenant Improvements for income tax purposes, up to the amount of the Improvement Allowance.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

14. Repairs by Tenant.

Tenant covenants and agrees that it will take good care of the Demised Premises, its fixtures and appurtenances, and suffer no waste (other than ameliorative waste) or injury thereto and keep and maintain same in good and clean condition, Landlord’s repair and maintenance obligations (to the extent not caused by or through Tenant), casualty and reasonable wear and tear excepted. Tenant shall report, in writing, to Landlord any defective or dangerous condition in the Demised Premises as soon as reasonably practicable after such condition becomes actually known to Tenant.

15. Landlord’s Right of Entry.

Tenant shall have the right to designate, by written notice to Landlord, “Special Secured Areas” within the Demised Premises that Landlord may enter only in the event of an actual, suspected, or threatened emergency threatening personal safety or the Building or property therein. Except for such Special Secured Areas, Landlord shall retain duplicate keys to all doors of the Demised Premises and Landlord and its agents, employees and independent contractors shall have the right upon reasonable prior notice to Tenant to enter the Demised Premises at reasonable hours to make repairs, additions, alterations, and improvements that are required by this Lease or are otherwise performed with Tenant’s prior written consent, to exhibit the Demised Premises to prospective purchasers or tenants (but Landlord may enter to exhibit the Demised Premises to prospective tenants only during the last twelve (12) months of the Lease Term) and to inspect the Demised Premises to ascertain that Tenant is complying with all of its covenants and obligations hereunder, and for the purpose of exercising any right or remedy reserved to Landlord in this Lease. Landlord shall, except in case of emergency, provide Tenant at least twenty-four (24) hours’ prior notification of an entry into the Demised Premises and Tenant shall have the right to require that Landlord be accompanied by Tenant’s representative while within the Demised Premises. During such time as any such repairs, additions, alterations and improvements that are required or permitted by this Lease are being performed in or about the Demised Premises by Landlord, the Rent provided herein shall not abate, unless the Demised Premises or a material portion thereof is rendered untenantable (excluding untenantability caused by (a) a Casualty, which shall be governed by Article 21, (b) eminent domain, which shall be governed by Article 32, or (c) the negligence or fault of Tenant, its agents, employees or contractors) for more than five (5) consecutive business days, in which event Rent shall be equitably abated in proportion to the percentage of the Net Rentable Area within the Demised Premises that is untenantable until the entire Demised Premises (or portion thereof) are again tenantable, and, other than such abatement, Tenant waives any claim or cause of action against Landlord for damages by reason of interruption of Tenant’s business or loss of profits therefrom because of the prosecution of any such work or any part thereof. For purposes hereof, any untenantability of the Demised Premises shall be determined by Landlord and Tenant acting reasonably. In the event there arises any dispute under this Article 15, the parties agree to first submit such dispute for resolution by non-binding mediation. Landlord shall exercise all due care in connection with any such entry into the Demised Premises and will undertake all reasonable efforts not to unduly disturb Tenant’s use and occupancy of the Demised Premises.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

16. Insurance.

16.1 Tenant’s Insurance. Tenant shall procure at its expense before the earlier of the Commencement Date, the Delivery Date, the Turnover Date or such earlier access date provided for in Article 5.3 and shall thereafter maintain throughout the Lease Term a policy or policies of (a) all risk, real and personal property insurance insuring Tenant’s interest in any and all trade fixtures, furniture, equipment, supplies, and other personal property (excluding documentation and professional work product) owned, leased, held or possessed by it and contained therein, whether considered Tenant Improvements, Tenant Alterations or otherwise, such insurance coverage to be in an amount equal to the full replacement value of such improvements and property, as such may increase from time to time (but such insurance may provide for a reasonable deductible), and (b) a policy or policies of workers’ compensation insurance in statutory limits, or provide evidence of self-insured status of such workers’ compensation insurance from the Commonwealth of Virginia (as required by applicable law), and employers liability insurance in amounts not less than $1,000,000 for bodily injury by accident (each accident), $1,000,000 for bodily injury by disease (policy limit) and $1,000,000 for bodily injury by disease (each employee), and (c) commercial general liability insurance insuring against any and all liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done by or on behalf of Tenant on the Demised Premises, or arising out of the condition, use, or occupancy of the Demised Premises, or in any way occasioned by or arising out of the activities of Tenant, its agents, contractors, employees or invitees in the Demised Premises, the limits of such policy or policies to be issued on a combined single limits basis for both personal injury and property damage in amounts not less than $1,000,000 for each occurrence (subject to annual aggregate limits of not less than $2,000,000). Such insurance shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in this Lease, except the indemnity provided in Article 12.2 of this Lease. Prior to the earlier to occur of the Commencement Date, the Delivery Date, the Turnover Date or such earlier access date provided for in Article 5.3, Tenant shall also procure at its expense and shall thereafter maintain throughout the Lease Term, Excess/Umbrella Liability coverage with limits not less than $10,000,000. Such coverage shall provide excess coverage above the commercial general liability and the employer’s liability policies above. All insurance policies procured and maintained by Tenant pursuant to this Article 16 shall name Landlord, Landlord’s principals, Landlord’s property manager and Landlord’s lender(s) as additional insureds, shall be carried with companies having a rating pursuant to the latest version of A.M. Best’s Insurance Guide of A- VII or higher (or an equivalent rating if such publication is discontinued) and shall be non-cancelable except after thirty (30) days’ written notice to Landlord. Duly executed certificates of such insurance shall be made available to Landlord via Tenant’s website prior to the date Tenant occupies any portion of the Demised Premises for the conduct of its business and certificates of renewal of such

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

insurance satisfying the requirements of this Article 16 shall be made available to Landlord via Tenant’s website upon renewal of each respective policy term; provided, however, Tenant agrees to deliver or cause to be delivered to Landlord a copy of any such certificates upon written request therefor by Landlord.

16.2 Landlord’s Insurance. Landlord shall procure at its expense (but with the expense to be included in Operating Costs as provided in Article 9.2) before the earlier of the Commencement Date, the Delivery Date, the Turnover Date or such earlier access date provided for in Article 5.3 and shall thereafter maintain throughout the Lease Term a policy or policies of all risks (including rent loss coverage in amounts reasonable and customary for first-class, high-rise office building projects in metropolitan Richmond, Virginia), real and personal property insurance covering the Project, including the Tenant Improvements and any Tenant Alterations made in compliance with Article 13.2 hereof, but excluding trade fixtures, furniture, equipment, supplies, and other personal property owned, leased, held or possessed by Tenant and contained in the Building, in an amount equal to the full insurable replacement value thereof as such may increase from time to time (but such insurance may provide for a reasonable deductible), and in an amount sufficient to comply with any co-insurance requirements in such policy, and a policy of workers’ compensation insurance, if any, as required by applicable law. Prior to the Commencement Date, Landlord shall also procure at its expense (but with the expense to be included in Operating Costs as provided in Article 9.2) and shall thereafter maintain throughout the Lease Term, commercial general liability insurance on an “occurrence” basis, insuring Landlord against liability for injury to or death of a person or persons and for damage to property arising out of any construction work being done on the Property by or on behalf of Landlord or arising out of the condition, use or occupancy of the Project or arising out of the activities of Landlord, its agents, employees or contractors in, on or about the Project, on a combined single limits basis for both personal injury and property damage with minimum limits of not less than $1,000,000 for each occurrence, subject to annual aggregate limits of not less than $2,000,000. Such insurance shall also extend to any liability of Landlord arising out of its indemnities in this Lease, other than the indemnity provided in Article 12.2. Prior to the earlier to occur of the Commencement Date, the Delivery Date, the Turnover Date or such earlier access date provided for in Article 5.3, Landlord shall also procure at its expense (but with the expense to be included in Operating Costs as provided in Article 9.2) and shall thereafter maintain throughout the Lease Term, Excess/Umbrella Liability coverage with limits not less than $10,000,000. Such coverage shall provide excess coverage above the commercial general liability and the employer’s liability policies above. Landlord may also carry such other types of insurance in form and amounts that Landlord shall determine to be appropriate from time to time. All such policies procured and maintained by Landlord pursuant to this Article 16.2 shall name Tenant as an additional insured or loss payee as its interests may arise and as permitted by law and shall be carried with companies having a rating pursuant to the latest edition of A.M. Best’s Insurance Guide of A- VII or higher (or an equivalent rating if such publication is discontinued).

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

17. Waiver of Subrogation.

Landlord and Tenant shall each have included in all policies of fire, extended coverage, business interruption and other insurance respectively obtained by them covering the Demised Premises, the Building and contents therein and any other portions of the Project, a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other (and any officers, directors, partners, employees, agents, and representatives of the other) for, and agrees to release the other from liability for, loss or damage to the Demised Premises, the Building and contents therein and any other portions of the Project. If the release of either party, as set forth in the immediately preceding sentence, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but shall be secondary to the liability of the other’s insurer.

18. Tenant’s Default.

18.1 Events of Default. The following events shall be deemed to be events of default by Tenant under this Lease:

18.1.1 Tenant shall fail to pay any installment of Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental, or any other charge or assessment due and payable by Tenant pursuant to the terms hereof and such failure shall continue for ten (10) days after Tenant’s receipt of written notice of such failure of payment;

18.1.2 Tenant shall fail to comply with any term, provision, covenant or warranty made under this Lease by Tenant, other than the payment of the Base Rental, Tenant’s Forecast Additional Rental or Tenant’s Additional Rental or any other charge or assessment payable by Tenant, and shall not cure such failure within thirty (30) days after Tenant’s receipt of written notice thereof; provided, however, if any such default is of a nature that it can be cured and if Tenant in good faith commences to cure such default within such cure period, but due to the nature of such default it could not be cured within such cure period after due diligence, no event of default shall be deemed to have occurred at the end of the cure period if Tenant is then diligently pursuing such cure to completion, and completes such cure as promptly as reasonably possible under all the circumstances;

18.1.3 Tenant shall become insolvent, or shall make a transfer in fraud of creditors or shall make a general assignment for the benefit of creditors;

18.1.4 Tenant shall file a petition under any Chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof, or there shall be filed against Tenant a petition in bankruptcy or insolvency or a similar proceeding which is not dismissed within one hundred twenty (120) days after the filing thereof, or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant;

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

18.1.5 a receiver or trustee shall be appointed for the Demised Premises or for all or substantially all of the assets of Tenant; or

18.1.6 Tenant shall create a lien upon the Demised Premises and such lien is not removed, bonded or discharged within twenty (20) days after written notice from Landlord to Tenant thereof.

18.2 Remedies. Upon the occurrence of any of the said events of default, Landlord shall have the option to use any one or more of the following remedies:

18.2.1 Landlord may terminate this Lease by written notice to Tenant specifying the date of termination in such notice, which termination date shall not be less than ten (10) days after such notice is given to Tenant; in which event Tenant shall surrender the Demised Premises to Landlord on such termination date and if Tenant fails to do so, Landlord may without prejudice to any other remedy that it may have for possession or arrearages in Rent, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying said Demised Premises or any part thereof, without being liable for prosecution or any claim of damages therefor unless any such damages are caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees, and Tenant hereby agrees to pay to Landlord on demand the amount of all damages to which Landlord may legally be entitled pursuant to the terms of this Lease by reason of such termination, including, without limitation, the sum of all Base Rental, Tenant’s Additional Rental and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Demised Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Demised Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs. In addition, provided Tenant is in default of a material obligation under this Lease and Landlord provides Tenant an additional ten (10) days’ written notice to cure such default, Landlord shall at its sole option, be entitled to recover from Tenant, and Tenant shall pay Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Base Rental and Tenant’s Additional Rental, payable hereunder for the period which otherwise would have constituted the unexpired portion of the Lease Term (conclusively presuming the Tenant’s Additional Rental to be one hundred three percent (103%) of the Tenant’s Additional Rental payable, or so deemed payable, for the year immediately preceding but discounting as appropriate those costs that would reasonably be reduced or eliminated due to the Demised Premises being unoccupied), exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of eight percent (8%) per annum. If, before presentation of proof of such liquidated damages to any court,

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

commission or tribunal, the Demised Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Lease Term, or any part thereof, subject to Landlord’s mitigation obligations set forth in Article 18.2.2, the amount of rent upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises to relet during the term of the reletting.

18.2.2 Landlord may terminate Tenant’s right of possession (but not this Lease), by written notice to Tenant specifying the date of termination in such notice, which termination date shall not be less than ten (10) days after such notice is given to Tenant, and on or after such date, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying said Demised Premises or any part thereof, by entry, dispossessory suit or otherwise, without thereby releasing Tenant from any liability hereunder, without terminating this Lease, and without being liable for prosecution of any claim of damages therefor unless any such damages are caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees, and if Landlord so elects, make such alterations, redecorations and repairs as, in Landlord’s reasonable judgment, may be necessary to relet the Demised Premises. Landlord shall use reasonable efforts to relet the Demised Premises and may do so, with or without advertisement, or by private negotiations (but only with an independent third party in an arms-length transaction), and receive the rent therefor, Tenant hereby agreeing to pay to Landlord on a monthly basis as and when Rent is due hereunder, the deficiency, if any, between all Rent reserved hereunder and the total net effective rental applicable to the Lease Term hereof by Landlord’s reletting (Landlord hereby agreeing that Landlord shall not structure the rental in any such lease or any lease assumption connected with such lease in any manner designed for the purpose of not equitably mitigating Tenant’s obligations hereunder). In determining the net effective rental received by Landlord by any such reletting, Landlord shall be entitled to deduct from the rent required to be paid by the tenant under the applicable lease, Landlord’s expenses in recovering possession (including reasonable attorneys’ fees and court costs), redecorating and restoring the Demised Premises and all costs incident to such reletting (which costs and expenses will be amortized over the term of such new lease at a market interest rate), including market broker’s commissions, any lease assumptions and any rent that is not in fact paid by the tenant under such lease, tenant improvement allowances, and rent concessions.

18.2.3 Landlord may enter upon the Demised Premises, without being liable for any claim of damages therefor unless any such damages are caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees, and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any expenses including, without limitation, reasonable attorneys’ fees, that Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

18.3 Remedies Cumulative. Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedy herein provided or any other remedy provided by law or at equity, nor shall pursuit of any remedy herein provided constitute an election of remedies thereby excluding the later election of an alternate remedy, or a forfeiture or waiver of any Base Rental, Tenant’s Additional Rental or other charges and assessments payable by Tenant and due to Landlord hereunder or of any damages accruing to Landlord by reason of violation of any of the terms, covenants, warranties and provisions herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

19. Waiver of Breach.

No waiver by Landlord or Tenant of any breach by the other of the covenants, warranties, agreements, provisions, or conditions contained in this Lease shall be construed as a waiver of said covenant, warranty, provision, agreement or condition or of any subsequent breach thereof, and if any breach shall occur and afterwards. be compromised, settled or adjusted, this Lease shall continue in full force and effect as if no breach had occurred.

20. Assignment and Subletting.

20.1 Affiliates and Clients/Vendors. Tenant may, from time to time and at any time, without the need for the prior consent of Landlord, assign this Lease or sublet all or any part of the Demised Premises to an Affiliate of Tenant. Furthermore, Tenant may, from time to time and at any time, without the need for the prior consent of Landlord, sublet any part of the Demised Premises to an existing client or vendor of Tenant, provided in no event shall the total Net Rentable Area of such subleased space consist of more than [***] percent ([***]%) of the total Net Rentable Area within the Demised Premises as confirmed by the Supplemental Agreement. Notwithstanding the foregoing, in the event the Demised Premises require new demising walls by Landlord, and permits related thereto, due to such an assignment or sublease, Tenant shall provide Landlord with written notice of such assignment or sublease within thirty (30) days after the effective date thereof and the installation of such new demising walls shall not avail Tenant of any abatement of Rent as provided in Article 15 hereof, provided such installation is performed in a commercially reasonable and expeditious manner, subject to Excusable Delays and Tenant Delays that adversely affect the construction schedule (as mutually agreed upon). Any such work performed by or on behalf of Landlord shall be included as Operating Expenses (solely chargeable to Tenant). No assignment or subletting permitted under this Article 20.1 shall relieve Tenant of any of Tenant’s obligations under this Lease, and Tenant shall remain fully liable for the faithful performance of all covenants, terms and conditions hereof on Tenant’s part to be performed.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

20.2 Merger, Consolidation or Acquisition. Tenant may, from time to time and at any time, without the need for the prior consent of Landlord, assign this Lease to another entity in connection with the merger, acquisition or consolidation of Tenant and such other entity or to the purchaser or transferee of all or substantially all of the assets of Tenant (a “Successor”), provided (i) such merger, consolidation, or transfer of assets is not principally for the purpose of transferring Tenant’s leasehold estate and (ii) the successor entity, purchaser or transferee shall, as a result of such merger, consolidation or acquisition, agree in writing to be bound to pay the Rent, and all other rentals and charges hereunder, and to observe and perform all of the other terms, covenants and provisions of this Lease on the part of Tenant to be observed or performed.

20.3 Other Assignments or Subleasing.

20.3.1 Except for assignments or subleasing expressly permitted pursuant to Articles 20.1, 20.2 and 20.4 hereof, Tenant shall not assign this Lease or sublease the Demised Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Demised Premises without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Any attempt to do any of the foregoing without Landlord’s prior written consent shall be void and of no effect, provided, however, that if Landlord does not respond within ten (10) business days after Tenant’s request for approval, then such consent shall be deemed to have been granted, and provided further that the level of occupancy of the Building or the fact that any proposed subtenant is a current tenant in the Project shall not be a permissible factor in Landlord’s consideration of such request. Without limiting the foregoing, Landlord may reasonably withhold its consent to any such assignment or subletting of the Demised Premises (except for those expressly permitted pursuant to Articles 20.1, 20.2 and 20.4) to any party who (i) is a governmental entity (or subdivision or agency thereof); (ii) would use the Demised Premises, in whole or in part, for other than Tenant’s permitted uses as set forth in Article 12.1 hereunder; (iii) is a prospective tenant that, before Tenant or its agent contacts such party, has received from Landlord a written proposal to lease space in the Project and Landlord’s proposal contains a comparable start date, term and size of the subject leased premises contained in Tenant’s sublease or assignment proposal; (iv) would (or whose use would) detract from the character of the Building as a first class office building (such as, without limitation, a dental, medical or chiropractic office); or (v) intends to use, store, or generate any Hazardous Substances in, on or about the Demised Premises not in accordance with the terms of this Lease or applicable law.

20.3.2 Landlord hereby acknowledges and agrees that Landlord shall not be entitled to any proceeds or excess rentals resulting from any permitted assignment or sublease hereunder.

20.4 Change of Control. If any successor to, or assignee of, Tenant shall be a partnership, limited liability company, or limited liability partnership, then a withdrawal or change (except in the ordinary course of business), whether voluntary,

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

involuntary or by operation of law, of partners or members owning a controlling interest in the successor or assignee shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Article 20. If any successor to, or assignee of, Tenant shall be a professional corporation whose stock is not publicly traded, then any merger, consolidation or other reorganization of the successor or assignee, or the sale or transfer of a controlling interest in the capital stock of the successor or assignee, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Article 20.

20.5 Requirements and Conditions. Notwithstanding the foregoing, it shall be a pre-condition to any assignment or subletting hereunder, whether or not permitted without Landlord’s consent, that such assignee or subtenant (i) shall be in keeping and of a class with a Class “A”, corporate office environment; (ii) shall not use the Demised Premises in a manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with other Anchor Tenants; (iv) shall not be a governmental entity (or subdivision or agency thereof); or (v) shall not use, store, or generate any Hazardous Substances in, on or about the Demised Premises in violation of applicable Environmental Laws. Each sublessee or assignee shall fully observe all covenants of this Lease, including without limitation, the provisions of Article 12, and no consent by Landlord to an assignment or sublease shall be deemed in any manner to be a consent to a use not permitted under Article 12. No assignment or subletting by Tenant under this Article 20 shall relieve Tenant of any of Tenant’s obligations under this Lease, and Tenant shall remain fully liable for the faithful performance of all covenants, terms and conditions hereof on Tenant’s part to be performed. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this Article 20 shall be void. Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord’s consent to any other or subsequent assignment or sublease.

20.6 Additional Requirements. No assignment of this Lease pursuant to Article 20.3 shall be effective unless and until there shall have been delivered to Landlord an agreement, executed by Tenant and the proposed assignee, wherein and whereby any assignee assumes due performance of this Lease to be done and performed for the balance then remaining in the Lease Term. No subletting of the Demised Premises, or any part thereof, pursuant to Article 20.3 shall be effective unless and until there shall have been delivered to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, signed by Tenant and the proposed sublessee, whereby the sublessee acknowledges the right of Landlord to continue or terminate any sublease, in Landlord’s sole discretion, upon termination of this Lease, and such sublessee agrees to recognize and attorn to Landlord in the event that Landlord elects under such circumstances to continue such sublease. Landlord agrees that it shall not impose upon Tenant any charge or fee for its review and approval or disapproval, of any proposed assignment or sublease by Tenant. The early termination right contained in Article 4.2, the contraction rights contained in Article 4.3, the Rights of First Offer to Purchase or Lease contained in Articles 47 and 48 and the Right of First Refusal contained in Article 49 shall not be available to a subtenant of Tenant.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

20.7 Transfers by Landlord. At any time after the Full Rent Commencement Date, Landlord may assign or transfer its interest in this Lease or the Real Property, the Building, the Project or the Demised Premises for any purpose, and Landlord shall deliver notice to Tenant of such transfer or assignment. Upon any such transfer or assignment by Landlord of its interest hereunder and upon the assumption by such transferee or assignee of the obligations and liabilities of Landlord thereafter arising under this Lease, Landlord shall be deemed released from its obligations thereafter arising under this Lease, and Tenant shall look solely to Landlord’s transferee or assignee for the performance thereof.

20.8 Recapture. Notwithstanding anything in this Lease, at law or in equity to the contrary, Landlord shall have no right to recapture the Demised Premises or any part thereof in the event of any assignment or subletting provided for in this Article 20.

21. Destruction.

In the event that the Project, the Building, the Demised Premises, or the Building Parking Facilities are damaged or destroyed by fire or other casualty (“Casualty”), the rights and obligations of Landlord and Tenant shall be governed by the provisions of this Article 21.

21.1 Landlord’s Termination Rights.

21.1.1 In the event that the entire Building or any portion thereof (including the Building Parking Facilities) is substantially damaged by a Casualty not required to be insured against by Landlord hereunder or in the event that the Building or any portion thereof (including the Building Parking Facilities) is substantially damaged by Casualty required to be insured against by Landlord, but the insurance company is insolvent and financially unable to pay the proceeds that are due (through no fault of Landlord), Landlord shall have the right to terminate this Lease (provided that Landlord terminates all other leases in the Building as of the same date) by written notice to Tenant given within ninety (90) days after the earlier of the dates that either (a) Landlord should have reasonably discovered the Casualty or (b) the date Tenant gives Landlord notice of the Casualty (the earlier of such dates being herein referred to as the “Damage Date”). As used in this Article 21, the terms “substantial” or “substantially damaged” shall mean that greater than twenty percent (20%) or two (2) floors of the Building or one (1) full floor or more of the Building Parking Facilities are damaged.

21.1.2 If the entire Building or a substantial portion thereof (which may or may not include all or a part of the Demised Premises) (including, subject to Article 21.6, the Building Parking Facilities), or the Building systems or structural components of the Building (whether or not the Demised Premises are directly affected) are substantially damaged or destroyed and such damage or destruction is to the extent that in the reasonable opinion of Landlord’s architect delivered in writing to both parties within sixty (60) days after the Damage Date (the “Notice Date”), the damage cannot be

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

repaired or restored within three hundred sixty (360) days after the Notice Date, Landlord may terminate this Lease by giving Tenant notice within ninety (90) days after the Damage Date. If the Building (including, subject to Article 21.6, the Building Parking Facilities) is not substantially damaged, but in the reasonable opinion of Landlord’s architect delivered in writing to both parties within sixty (60) days after the Damage Date, the damage cannot be repaired or restored within one hundred eighty (180) days after the Notice Date, then Landlord may terminate this Lease by giving Tenant written notice within ninety (90) days after the Damage Date.

21.2 Tenant’s Termination Rights. If the Demised Premises are substantially damaged or destroyed by Casualty, or if any portion of the Building other than the Demised Premises (including, subject to Article 21.6, the Building Parking Facilities) is damaged by Casualty such that Tenant’s use or enjoyment of or access to the Demised Premises or the Building is materially adversely affected and if, in the reasonable opinion of Landlord’s architect, given in writing to both parties within sixty (60) days after the Damage Date, the Demised Premises cannot be repaired or restored to the condition in all material respects that existed prior to the Casualty within three hundred sixty (360) days after the Notice Date, Tenant may terminate this Lease by giving notice to Landlord within ninety (90) days after the Damage Date. If the Building (including, subject to Article 21.6, the Building Parking Facilities) is not substantially damaged, but in the reasonable opinion of Landlord’s architect delivered in writing to both parties within sixty (60) days after the Damage Date, the damage cannot be repaired or restored within one hundred eighty (180) days after the Notice Date, then Tenant may terminate this Lease by giving Landlord written notice within ninety (90) days after the Damage Date.

21.3 Termination Rights During Last Three (3) Years. Notwithstanding anything in this Article 21 to the contrary, if the Demised Premises are substantially damaged or destroyed by Casualty at any time during the last three (3) years of the Lease Term, and Landlord elects not to rebuild, then Landlord may terminate this Lease upon written notice to Tenant within sixty (60) days after the Damage Date provided that if Landlord exercises such election and Tenant has any unexercised option to extend the Lease Term, then Tenant may nullify Landlord’s asserted termination of this Lease by exercising Tenant’s next available right to extend the Lease Term, pursuant to Article 45 hereof, for either the First Extended Term (as hereinafter defined) or the Second Extended Term (as hereinafter defined), whichever is applicable, within thirty (30) days after receipt of Landlord’s notice of termination, and Landlord and Tenant agree to terms for such extension within thirty (30) days after Tenant’s written notice to Landlord of its intent to exercise the applicable extension option. Also, notwithstanding anything in this Article 21 to the contrary, if either the Demised Premises are substantially damaged or destroyed by Casualty, or if any portion of the Building other than the Demised Premises (including, subject to Article 21.6, the Building Parking Facilities) is substantially damaged or destroyed by Casualty so that Tenant’s use or enjoyment of or access to the Demised Premises is materially adversely affected, and such Casualty occurs during the last three (3) years of the Lease Term, Tenant may terminate this Lease upon notice to Landlord within sixty (60) days after the Damage Date.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

21.4 Landlord’s Restoration Obligations. If neither Landlord nor Tenant has the right to terminate this Lease pursuant to the foregoing provisions of Article 21, or if the party or parties that have the right to terminate this Lease do not exercise such right as hereinabove provided, Landlord shall have the property damaged by such Casualty repaired or restored to the condition in all material respects that existed prior to the Casualty at the sole expense of Landlord, but Landlord’s repair obligations shall be limited to the Base Building Work, the Tenant Improvements, the Tenant Alterations (to the extent such Tenant Alterations were made in compliance with the provisions of Article 13.2 hereof or were otherwise expressly consented to by Landlord) and any Expansion Work. Except as provided above, in no event shall Landlord be obligated to replace, repair or restore Tenant’s personal property, furniture, fixtures, equipment or the like (regardless of whether same were paid for with the Improvement Allowance). Tenant, at Tenant’s expense, shall promptly perform all repairs or restoration not required to be done by Landlord and, after Landlord and Tenant, as the case may be, complete the repairs or restoration, Tenant shall promptly re-enter the Demised Premises and commence doing business in accordance with this Lease. An equitable abatement in Rent based on the percentage of Net Rentable Area within the Demised Premises rendered untenantable and the percentage of the Building Parking Facilities rendered unusable, if applicable, shall be allowed from the Damage Date up to and until the date that is (i) thirty (30) days after the damage to be repaired or restored by Landlord hereunder has been repaired or restored in all material respects to its condition prior to the Casualty for a Casualty that is not substantial or (ii) sixty (60) days after the damage to be repaired or restored by Landlord hereunder has been repaired or restored in all material respects to its condition prior to the Casualty for a substantial Casualty (Landlord hereby agrees to provide Tenant and its contractors access to the Demised Premises as may reasonably be necessary for Tenant to accomplish its repair obligations hereunder to ensure that it has beneficial occupancy, i.e., open for business, within such time frame, subject to the terms of this Lease and applicable laws, statutes, ordinances, rules and regulations of governmental authorities, subject to the waivers of subrogation set forth in Article 17, and at Tenant’s own risk, expense and responsibility); provided that to the extent that any portion of the Demised Premises is unusable for the purpose for which it was being used prior to the Casualty, then all Rent applicable to such portion shall be abated in full. Landlord’s architect shall deliver a notice to both parties within sixty (60) days after the Damage Date stating the time required to repair and restore the damage caused by any Casualty and if Landlord is obligated hereunder to repair and restore such damage, Landlord shall use its best efforts in good faith to repair and restore such damage within the estimated time period. In the event of loss, damage or destruction described in this Article 21 and, as a consequence, Landlord is required by the operation of this Article 21 to repair the damaged property, the proceeds that are payable under policies of insurance carried by Landlord shall first be applied to repair the damaged property before such proceeds are applied in any other manner including, without limitation, the satisfaction of the debts secured by a mortgage or other lien

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

instruments, or interest or penalties imposed thereon. Notwithstanding any provisions of this Lease to the contrary, if Landlord undertakes to repair and restore damage caused by Casualty as required by the provisions of this Article 21.4, and fails to complete such repair and restoration within thirty (30) days after the time period estimated for such repair and restoration in the notice provided by Landlord’s architect, for any reason other than Excusable Delays or a Tenant Delay which adversely affects the construction schedule, Tenant may terminate this Lease by written notice to Landlord given after the date Landlord was obligated to complete such work and before such work is completed.

21.5 Landlord’s Architect; Termination Conditions. The opinions of and notices from Landlord’s architect contemplated in Articles 21.1, 21.2 and 21.4 shall be rendered or given, as the case may be, by a reputable, qualified, licensed architect selected by Landlord. Landlord shall give written notice to Tenant of Landlord’s selection within ten (10) business days after the Casualty. In the event Tenant shall object to the identity of the architect selected by Landlord, Tenant shall give written notice of such objection to Landlord within five (5) business days after the receipt by Tenant of a written request from Landlord to approve one or more specific architects. The failure by Tenant to make timely objection to the identity of any architect(s) selected or proposed by Landlord shall be deemed an approval of such architect(s). Tenant’s approval of any such architect(s) selected or proposed by Landlord shall not be unreasonably withheld. If Tenant shall object to the identity of the architect selected by Landlord, Landlord shall promptly select another architect and submit the name of the architect to Tenant for Tenant’s approval or disapproval. In the event of any termination of this Lease by either party pursuant to the preceding provisions of this Article 21, Base Rental, Tenant’s Forecast Additional Rental, and Tenant’s Additional Rental and any other payments due hereunder shall be apportioned and paid to the Damage Date and Tenant shall vacate the Demised Premises as soon as reasonably possible (but in no event later than ninety (90) days) following the date of such termination; provided, however, that those matters of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.

21.6 Replacement Parking Facilities. Notwithstanding anything in this Article 21 to the contrary, in the event either (i) the Building Parking Facilities are substantially damaged by Casualty or (ii) the Building Parking Facilities are damaged by Casualty, but such damage is not substantial and Tenant’s parking requirements are not capable of being met in the undamaged portions of the Building Parking Facilities, but in either event the Demised Premises, in whole or in part, remains tenantable, Landlord shall use commercially reasonable efforts to obtain and offer to Tenant replacement, temporary parking facilities that are reasonable and sufficient for Tenant’s use, at one or more locations as close to the Building as practicable and reasonably acceptable to Tenant, until the Building Parking Facilities are restored. If Landlord is unable to obtain such sufficient replacement, temporary parking facilities that are reasonably acceptable to Tenant within one hundred twenty (120) days of the Damage Date, then Tenant may terminate this Lease by giving written notice to Landlord after such one hundred twenty (120) day period; provided, however, in the event there arises any dispute under this Article 21.6 regarding the reasonableness of such replacement parking facilities, the parties agree to first submit such dispute for resolution by non-binding mediation.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

21.7 Repair Standards. Unless this Lease is terminated as aforesaid as a result of any Casualty, Landlord shall, subject to and in accordance with Article 21.4, use good faith diligent efforts to have such repairs promptly commenced and diligently pursued in a good and workmanlike manner so as not to unnecessarily interfere with Tenant’s use or enjoyment of or access to the Demised Premises.

21.8 Reaffirmation of Lease. Upon the occurrence of any damage to, or destruction of the Demised Premises or any portion of the Building other than the Demised Premises which materially and adversely affects Tenant’s use or enjoyment of, or access to, the Demised Premises, and provided that either Tenant does not have the right hereunder to terminate this Lease as a result of such damage or Tenant does have the right hereunder to terminate this Lease, but has elected not to (or has failed to) terminate this Lease as provided herein, Tenant shall, within thirty (30) days after receipt by Tenant of a written request therefor from Landlord, provide Landlord with a written reaffirmation of this Lease, which reaffirmation shall be reasonably acceptable to Tenant including an acknowledgement that Tenant does not have the right to terminate this Lease as a result of such damage or that Tenant had the right to terminate this Lease, but has elected not to (or has failed to) terminate this Lease as herein provided. Tenant may qualify such acknowledgement if and to the extent Tenant may subsequently have the right hereunder to terminate this Lease as a result of Landlord’s failure to cause restoration within the time periods prescribed above.

22. Removal of Fixtures, Equipment and Effects.

Tenant shall, upon the expiration or termination of the Lease Term or any renewal thereof, remove all personalty and movable equipment that it has placed upon the Demised Premises, and Tenant shall be responsible for the cost of any repairs of any damage caused by removal of such personalty and equipment. Except as otherwise provided in Article 13.2 hereof, Tenant shall have the option to remove all fixtures installed by Tenant, but Tenant shall be responsible for the cost of repairs of any damage caused by the removal of such fixtures if Tenant elects to remove such fixtures; provided, however, that if Tenant elects not to remove any or all of such fixtures (including cabling or wiring), Tenant shall not be liable for any costs associated therewith so long as such fixtures were installed and maintained pursuant to the terms of this Lease. If Tenant shall fail or refuse to remove all of Tenant’s personalty and equipment from the Demised Premises upon the expiration or termination of this Lease where Tenant has an obligation to do so, Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said equipment and personalty without liability for any loss or damage thereto. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in such removal and storage, including, without limitation, storage charges. Landlord, at its option, may, without notice, sell said equipment and personalty or any part thereof at public or private sale for such price as Landlord may obtain and retain all the proceeds of

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

such sale; provided, however, that Landlord shall keep such equipment and personalty for at least thirty (30) days following the expiration or any termination of this Lease and Tenant shall have the right to reclaim such property upon notice to Landlord and the payment to Landlord of all costs incurred by Landlord to remove and store such property. If Tenant does not reclaim such property, Tenant shall pay to Landlord within thirty (30) days of notice thereof, all reasonable costs incurred by Landlord to remove and store such property. Landlord hereby affirmatively waives any and all of landlord’s liens in Tenant’s personal property, fixtures and equipment, whether created by statute, common law or otherwise. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Costs and all obligations concerning the condition and repair of the Demised Premises. The covenants and conditions of this Article 22 shall survive any expiration or termination of this Lease.

23. Services by Landlord.

23.1 Landlord shall provide the Building Standard Services described on Exhibit E hereto, except as to Special Secured Areas where a limitation on Landlord’s access would prevent provision of a particular service. In the event that there is an interruption in any of the Building Standard Services (i) caused by or through Landlord or Foundry Park II that continues for a period of five (5) consecutive business days or (ii) not caused by or through Landlord, Foundry Park II or Tenant that continues for a period of four (4) consecutive months, and such interruption in either case materially and adversely effects Tenant’s operations in the Demised Premises, then Rent shall begin to abate on a day-for-day basis thereafter, and shall continue until such Building Standard Services are restored. Notwithstanding the limitations set forth in Article 53, to the extent such an interruption is caused by or through Landlord or Foundry Park II and continues for a period of five (5) consecutive business days (or such additional time as may be necessary if the interruption is of such a nature that it cannot be remedied in such a time frame and Landlord or Foundry Park II, as applicable, has commenced curing the interruption within such period and is diligently pursuing same), Tenant shall have the right to do or cause to be done on behalf of and for the account of Landlord or Foundry Park II, whatever reasonably needs to be done to restore such Building Standard Services, and Landlord agrees to reimburse Tenant on demand for any and all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees, that Tenant may incur in connection therewith, and if Landlord fails to make such reimbursement within thirty (30) days after written demand therefor together with a statement specifying in detail the basis for the claim for reimbursement, Tenant may deduct such costs and expenses, together with interest thereon at the Determination Rate, from any Rent thereafter accruing hereunder. To the extent such interruption in Building Standard Services is not caused by or through Tenant, reasonably prevents Tenant from conducting business from the Demised Premises and continues for a period of [***] ([***]) consecutive months, Tenant shall have the right to terminate this Lease upon written notice to Landlord (such notice of termination to be revocable in Tenant’s sole discretion

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

at any time prior to the effective termination of this Lease); provided, however, Tenant shall be required to deliver written notice to Landlord that Tenant may elect to terminate this Lease based on such interruption at least five (5) months prior to any date of effective termination in order for such termination to be effective and such termination shall not be effective if at any time prior to the expiration of such five (5) month period Landlord effectively cures such interruption. There shall be no abatement of Rent or termination rights available to Tenant hereunder if Tenant or Tenant’s agents, employees, contractors or invitees (excluding Landlord, Landlord’s Contractor or its or their subcontractors or agents when acting on behalf of Tenant in such capacity) cause an interruption of Building Standard Services. The obligations set forth in this Article 23.1 shall specifically exclude any successor in title to the Foundry Park II Parcel only, other than Landlord, Foundry Park II or their respective Affiliates.

23.2 Property Management. Landlord shall provide all property management services to the Project, the Building and the Demised Premises, such services at all times to be consistent with other first class office buildings located in the Greater Richmond Metropolitan Area. The property management fee shall be consistent with competitive third party management contracts in the market of a similar scope. Landlord’s property manager shall have the prior approval of Tenant, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right, for so long as it is the sole tenant in the Building, to self-manage the Building (in which case Tenant agrees to keep Landlord reasonably apprised of such management activities from time to time and as and when requested by Landlord) or, at its reasonable discretion, to select a professional building management company to perform such services, such professional building management company to have the prior written approval of Landlord, such approval not to be unreasonably withheld. In addition, for so long as Tenant leases a majority of the Building, Tenant may separately contract for various services, including those provided by Landlord, such as janitorial and security services and any other service reasonably acceptable to Landlord. If Tenant self-manages the Building or selects a professional management firm to perform such services, Landlord and Tenant will mutually agree upon an approved list of vendors and service level agreements for maintaining the Building and its systems in a first class manner. Landlord further agrees to consider Tenant’s preferences about the day-to-day operation of the Building and if such preferences are reasonable, Landlord shall incorporate same into Building management decisions and contracts.

23.3 Dispute Resolution. In the event there arises any dispute under this Article 23, the parties agree to first submit such dispute for resolution by non-binding mediation.

24. Attorneys’ Fees.

If Landlord, without fault on its part, is made a party to or is required to testify in connection with any litigation or administrative proceedings commenced by, against or

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

concerning Tenant and Tenant is ultimately determined to be at fault, then Tenant shall protect and hold harmless Landlord from and shall pay all reasonable costs, expenses and attorneys’ fees incurred by Landlord in connection with such proceeding. If Tenant, without fault on its part, is made a party to or is required to testify in connection with any litigation or administrative proceeding commenced by, against or concerning Landlord and Landlord is ultimately determined to be at fault, then Landlord shall protect and hold harmless Tenant from and shall pay all reasonable costs, expenses and attorneys’ fees incurred by Tenant in connection with such proceeding. In the event either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession, of the Demised Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable attorneys’ fees.

25. Time.

Time is of the essence of this Lease and whenever a certain day is stated for payment or performance of any obligation of Tenant or Landlord, the same enters into and becomes a part of the consideration hereof.

26. Subordination and Attornment.

26.1 Subordination. Tenant agrees that it shall subordinate this Lease to any mortgage or underlying lease encumbering or affecting the Demised Premises, the Building or the Project or any component thereof and to all advances made or hereafter to be made upon the security thereof; provided that the holder of any such mortgage or the lessor under any such underlying lease shall, on behalf of themselves and their successors and assigns, first agree, in a document that is in recordable form and otherwise reasonably satisfactory to Tenant, and typical for major office leases including those relating to Class “A”, corporate office environments, that so long as no event of default (as defined in Article 18.1 above) has occurred and remains uncured beyond all applicable cure periods, Tenant’s rights under this Lease including, without limitation, the rights to require application of Landlord’s insurance proceeds and condemnation awards as provided in this Lease and the payment of all amounts owed by Landlord under the Lease, and Tenant’s possession of the Demised Premises during the remainder of the Lease Term and any extension or renewal thereof, shall not be disturbed despite any foreclosure, lease termination or other action by such mortgagee (or its trustees under a deed of trust) or lessor or any of their successors or assigns, including, without limitation, the taking of possession of the Project or any portion thereof by the mortgagee or lessor or the exercise of any assignment of rents by the mortgagee, such trustees or lessor. Landlord, Tenant and such mortgagee, trustees or lessor shall execute promptly such additional instruments as may be reasonably required to carry out the intent hereof. In such instrument, Tenant shall agree to give the holder of a mortgage (or, in the case of an underlying lease, the lessor thereunder) notice of defaults by Landlord hereunder and the

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

same time period, if any, to cure such default as may be allowed to Landlord under this Lease; provided, that with respect to non-monetary defaults that by their nature are susceptible of cure by a party other than Landlord, the mortgagee or lessor shall be allowed an additional fifteen (15) day period to commence and complete the cure of such default beyond the time period allowed to Landlord under this Lease. Tenant shall agree that if such notice and opportunity to cure a Landlord’s default are required to be given pursuant to any such instrument, but Tenant does not comply with such requirement, then the party succeeding to the interest of Landlord as a result of the subsequent enforcement of the mortgage or lease described in such instrument shall not be liable for any accrued obligation of the former Landlord or any act or omission of the former Landlord relating to Landlord’s default of which no notice or applicable opportunity to cure was given to the mortgagee or lessor. Each of Tenant and Landlord agrees that, if requested by the other, each shall, without charge, enter into (i) a Subordination, Non-Disturbance and Attornment Agreement reasonably and customarily requested by mortgagees, and the form attached hereto as Exhibit G shall be reasonable and customary provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of this Article 26.1, and (ii) an agreement with the mortgagee whereby Tenant shall agree for the benefit of such mortgagee that Tenant will not, without in each case the prior written consent of such mortgagee, which shall not be unreasonably withheld, conditioned or delayed, (a) amend, modify, cancel or surrender the Lease Term except as expressly permitted by the provisions of this Lease, or enter into any agreement with Landlord so to do, or (b) pay any installment of Base Rental more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

26.2 Election by Mortgagee. If any mortgagee elects to have this Lease superior to its mortgage and it shall signify its election in the instrument creating its lien or by separate recorded instrument, then this Lease shall be superior to its mortgage. The term “Mortgage” as used in this Lease, includes any mortgage, deed to secure debt, deed of trust and any other instrument creating a lien in connection with any financing or refinancing. The term “Mortgagee” refers to the holder of the indebtedness secured by a mortgage.

26.3 Estoppel Certificate.

26.3.1 Within twenty (20) days after request therefor by Landlord, Tenant agrees to execute and deliver to Landlord in recordable form an estoppel certificate addressed to Landlord and any existing or proposed mortgagee or assignee of Landlord’s interest in, or purchaser of, the Demised Premises or the Building or any part thereof, certifying (if such be the case) that this Lease is unmodified and is in full force and effect (and if there have been modifications, that the same is in full force and effect as modified and stating said modifications); that there are no defenses or offsets against the enforcement thereof or stating those claimed by Tenant; stating the date to which Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental and other charges have been paid; and, following any casualty or condemnation that does not result

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

in a termination of this Lease, that Tenant reaffirms the Lease as required in Articles 21 and 32 hereof. Such certificate shall also include such other information as may reasonably be required by Landlord or such mortgagee, proposed mortgagee, assignee or purchaser. If Tenant does not execute and deliver to Landlord such estoppel certificate as referenced above within such twenty (20) day period, Landlord shall provide Tenant with an additional five (5) days’ written notice after which, if Tenant has not complied with this Article 26.3, Tenant shall be deemed automatically in default hereunder without any further notice required by Landlord.

26.3.2 Within twenty (20) days after request therefor by Tenant, Landlord agrees to execute and deliver to Tenant in recordable form an estoppel certificate addressed to Tenant and any existing or proposed lender, assignee or sublessee of Tenant, certifying (if such be the case) that this Lease is unmodified and is in full force and effect (and if there have been modifications, that the same is in full force and effect as modified and stating said modifications); that there are no defenses or counterclaims against the enforcement of this Lease by Tenant or stating those claimed by Landlord; and stating the date to which Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental and other charges have been paid. Such certificate shall also include such other information as may reasonably be required by Tenant or such lender, assignee or sublessee. If Landlord does not execute and deliver to Tenant such estoppel certificate as referenced above within such twenty (20) day period, Tenant shall provide Landlord with an additional five (5) days’ written notice after which, if Landlord has not complied with this Article 26.3, Landlord shall be deemed automatically in default hereunder without any further notice required by Tenant.

26.4 Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage covering the Demised Premises or the Building, or in the event of termination of any lease under which Landlord may hold title, Tenant shall, subject to the requirements of Article 26.1, at the option of the purchaser at foreclosure or under power of sale, or the lessor of Landlord upon such lease termination, as the case may be, attorn to such person and shall recognize such person as the landlord under this Lease; provided, however, that no such person shall be bound by any payment of Base Rental or Tenant’s Additional Rental for more than one (1) month in advance. Tenant agrees that the institution of any suit, action or other proceeding by any mortgagee to realize on Landlord’s interest in the Demised Premises or the Building pursuant to the powers granted to a mortgagee under its mortgage or by a lessor under its underlying lease shall not, by operation of law or otherwise, result in the cancellation or termination of the obligations of Tenant hereunder.

27. Cumulative Rights.

Except as expressly provided to the contrary in this Lease, all rights, powers, remedies and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of or in lieu of, those conferred by law.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

28. Holding Over.

If Tenant remains in possession after expiration or termination of the Lease Term, with or without Landlord’s written consent, Tenant shall become a tenant-at-will, and there shall be no renewal of this Lease by operation of law. During the first ninety (90) days of any such holding over, all provisions of this Lease shall be and remain in effect except that the monthly Base Rental and Tenant’s Additional Rental shall be an amount equal to one hundred twenty-five percent (125%) of Base Rental and Tenant’s Additional Rental (including any adjustments as provided herein) payable for the last full month of the Lease Term, and thereafter monthly Base Rental and Tenant’s Additional Rental shall be an amount equal to one hundred fifty percent (150%) of the amount of Base Rental and Tenant’s Additional Rental (including any adjustments as provided herein) payable for the last full month of the Lease Term. The inclusion of the preceding sentence in this Lease shall not be construed as Landlord’s consent for Tenant to hold over. Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities for damages resulting from failure to surrender possession upon the expiration or sooner termination of the Lease Term, including, without limitation, any claims made by any succeeding tenant. Notwithstanding the foregoing, in the event of a holdover, Tenant shall not be responsible for consequential damages unless such holdover lasts longer than six (6) months, and if such holdover lasts longer than six (6) months, Tenant shall only be responsible for those consequential damages incurred by Landlord after the date that is six (6) months after the date Tenant’s holdover commenced.

29. Surrender of Premises.

Upon the expiration or earlier termination of this Lease, Tenant shall quit and surrender to Landlord the Demised Premises, broom clean and in the same condition as at the Full Rent Commencement Date, except for (i) Landlord’s repair and maintenance obligations, (ii) any Tenant Alterations that Tenant elects not to remove as set forth in Article 13.2.4 (provided such Tenant Alterations were made in compliance with the provisions of Article 13.2 hereof or were otherwise expressly consented to by Landlord), (iii) reasonable wear and tear, and (iv) damage caused by Casualty or condemnation. Tenant shall remove such of its personalty and movable equipment from the Demised Premises as is required by Article 22 hereof. Tenant’s obligation to observe or perform this covenant shall survive the expiration or earlier termination of this Lease.

30. Notices.

All notices, consents or approvals required or permitted to be given hereunder must be in writing and may be delivered in person to any party or may be sent by overnight express courier or registered or certified mail, with postage prepaid, return receipt requested. Any notice, consent or approval shall be deemed received by the party to whom it is sent (i) in the case of personal delivery, on the date of delivery to such party, (ii) in the case of overnight express courier delivery, the date receipt is acknowledged by the party to whom such notice is addressed as evidenced by a written

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

receipt signed on behalf of such party, and (iii) in the case of registered or certified mail, the date receipt is acknowledged on the return receipt for such notice; provided, however, that if any party refuses to accept delivery or has moved and has not provided the other party a new address by notice given in accordance with this Article 30, that party shall be deemed to have received such notice. All such notices, consents or approvals shall be addressed to Landlord or Tenant at their respective address set forth hereinabove or at such other address as either party shall have theretofore given to the other by notice as herein provided.

31. Damage or Theft of Personal Property.

All personal property brought into the Demised Premises by Tenant, or Tenant’s employees or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act of co-tenants, occupants, invitees or other users of the Building or any other person unless caused by the negligence or willful misconduct of Landlord or Landlord’s management company or their respective agents, contractors or employees.

32. Eminent Domain.

32.1 Whole or Partial Taking. If at any time during the Lease Term, the whole of the Building or Building Parking Facilities shall be permanently taken for any public or quasi-public use, under any statute, or by right of eminent domain, this Lease shall terminate on the date of such taking. If less than all of the Building or Building Parking Facilities shall be so taken and Tenant reasonably determines in good faith that it is unable to continue to conduct its business in the Demised Premises in a manner reasonably acceptable to Tenant, or Landlord reasonably determines in good faith that the Building or Building Parking Facilities cannot be restored to usefulness in any economically feasible manner, then Landlord or Tenant may, by notice to the other within sixty (60) days after written notice of such taking, terminate this Lease. Notwithstanding the preceding sentence, Tenant shall not have the right to terminate this Lease if no part of the Demised Premises has been taken and if, within sixty (60) days after both parties learn that a taking will occur, Landlord provides substitutes within the Project for such taken property within one hundred eighty (180) days after the taking occurs so that the material adverse effect from such taking is eliminated within such one hundred eighty (180) day period. If all or any portion of the Building Parking Facilities is taken, then until such substitutes within the Project are completed, Landlord’s and Tenant’s obligations relative to temporary replacement facilities shall be as set forth in Article 21.6 above. At the time Landlord delivers such written notice to Tenant, Landlord shall also deliver preliminary plans for the proposed substitutes. Within ten (10) business days after receipt of such preliminary plans, Tenant will either approve the same in writing or notify Landlord in writing of Tenant’s commercially reasonable objections. Upon receipt of Tenant’s notice of objections, Landlord will cause revised preliminary plans to be prepared to address such objections as Landlord deems commercially reasonable and submit the revised preliminary plans to Tenant. Upon

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

submittal to Tenant of the revised preliminary plans, and upon submittal of any further revisions, the procedures described above will be repeated until the preliminary plans for the proposed substitutes are approved by Tenant. If the parties do not resolve such objections within thirty (30) business days from the date of Tenant’s initial receipt of the preliminary plans, the parties hereto agree to submit their dispute to non-binding mediation. If Tenant does not respond to Landlord in writing within any such ten (10) business day period, the preliminary plans for the proposed substitutes shall be deemed approved by Tenant. If Landlord does not accomplish the work for such substitutes substantially in accordance with the approved plans, within one hundred eighty (180) days after the taking occurs (subject to extension for Excusable Delays and Tenant Delays), Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days following the expiration of such one hundred eighty (180) day period; provided, however, that if Landlord completes such work within such thirty (30) day period, Tenant’s termination notice shall be deemed void and this Lease shall remain in full force and effect. If Landlord or Tenant exercises its option to so terminate this Lease, this Lease and the Lease Term hereof shall end on the date of such taking and the Rent shall be apportioned and paid to the date of such taking; however, those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.

32.2 Rent Abatement. If less than all of the Building or Building Parking Facilities shall be taken and neither Landlord nor Tenant terminates this Lease pursuant to this Article 32.2, this Lease shall remain unaffected, and there shall be an equitable adjustment in the Base Rental based on the extent that Tenant’s use or enjoyment of, or access to, the Demised Premises or the Project has been adversely affected.

32.3 Temporary Taking. Notwithstanding anything to the contrary in the foregoing provision of Article 32.1, the requisitioning of the Demised Premises or any part thereof by military or other public authority for purposes arising out of a temporary emergency or other temporary situation shall constitute a taking of the Demised Premises by eminent domain when the use and occupancy of the requisitioning authority has continued for ninety (90) days. During such ninety (90) day period, and thereafter for the duration of such use and occupancy of the Demised Premises by the requisitioning authority if this Lease is not terminated under Article 32.1 above, the Rent shall be equitably abated for that period under this Lease.

32.4 Condemnation Award. Landlord shall be entitled to receive the entire award or awards in any condemnation proceeding without deduction therefrom for any estate or interest vested in Tenant, and Tenant shall receive no part of such award or awards from Landlord or in the proceedings, except as otherwise expressly provided in this Article. Subject to the foregoing, Tenant hereby assigns to Landlord any and all of its rights, title and interest in or to such award or awards or any part thereof.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

32.5 Tenant’s Interest. In the event of a taking hereunder, Tenant shall be entitled to claim, prove and receive in the condemnation proceeding (1) the unamortized value over the Lease Term of the Tenant Improvements and trade fixtures for which Tenant actually paid without reimbursement or contribution from Landlord and any Tenant Alterations made at Tenant’s expense, less depreciation from the date of installation thereof to the date of taking, regardless of whether the improvements and alterations might be considered a part of the Demised Premises or shall be or become the property of Landlord under the terms of this Lease; (2) the value of Tenant’s trade fixtures which Tenant actually paid for without reimbursement or contribution from Landlord and which are taken; (3) relocation expenses; and (4) consequential damages (excluding the value of Tenant’s leasehold estate, if any), provided such award will not reduce the award payable to Landlord. Each party shall seek its own award, as limited above, at its own expense, and neither shall have any right to the award made to the other.

32.6 Restoration. If there is a taking hereunder and this Lease is continued, Landlord shall, at its expense, but only to the extent of the amount of the condemnation award, promptly commence and thereafter proceed with reasonable diligence to repair, alter and restore the Building as a complete architectural unit of substantially the same proportionate usefulness, design and construction existing immediately prior to the date of taking and the Rent shall be equitably abated until the date that is (i) thirty (30) days after the taking to be repaired or restored by Landlord hereunder has been repaired or restored in all material respects to its condition prior to the taking for a taking that is not substantial or (ii) sixty (60) days after the taking to be repaired or restored by Landlord hereunder has been repaired or restored in all material respects to its condition prior to the taking for a substantial taking (Landlord hereby agrees to provide Tenant and its contractors access to the Demised Premises as may reasonably be necessary for Tenant to accomplish its repair obligations hereunder to ensure that it has beneficial occupancy, i.e., open for business, within such time frame, subject to the terms of this Lease and all applicable laws, statutes, ordinances, rules and regulations of governmental authorities, and at Tenant’s own risk, expense and responsibility, subject to the waivers of subrogation set forth in Article 17).

32.7 Power of Sale. Taking by condemnation or eminent domain hereunder shall include the exercise of any similar governmental power and any sale, transfer or other disposition of the Building or Real Property in lieu or under threat of condemnation. The term “Building”, as used in this Article, shall mean the Project and any and all access ways thereto.

32.8 Reaffirmation of Lease. If there is a partial taking of the Building or the Building Parking Facilities and this Lease is not thereupon terminated under the provisions of this Article 32, Tenant shall, within thirty (30) days after receipt by Tenant of a written request therefor from Landlord, provide Landlord with a written reaffirmation of this Lease, including an acknowledgement that Tenant does not have the right to terminate this Lease as a result of such taking or that Tenant had the right to terminate this Lease, but has elected not to (or has failed to) terminate this Lease as

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

herein provided. Tenant may qualify such acknowledgement if and to the extent Tenant may subsequently have the right hereunder to terminate this Lease as a result of Landlord’s failure to cause restoration within the time periods prescribed above.

33. Parties.

The term “Landlord”, as used in this Lease, shall include Landlord and its assigns and successors in title to the Real Property. The term “Tenant” shall include Tenant and its assigns and successors. The term “Foundry Park II” shall include Foundry Park II and its assigns and successors in title to the Foundry Park II Parcel (except as set forth in Articles 23.1, 47.2, 48 and 57.3). Unless otherwise expressly provided herein, this Lease shall bind and inure to the benefit of Landlord, Tenant and their respective assigns and successors and of Foundry Park II and its assigns and successors, but solely with regard to those stated Lease obligations of Foundry Park II contained or limited in Articles 47.2, 48, 54, 57.1 and 57.3.

34. Reciprocal Indemnification Provisions.

Subject to the waivers of subrogation set forth in Article 17, Tenant hereby indemnifies Landlord and its officers, directors, employees and agents (“Landlord Indemnities”) from and agrees to hold Landlord Indemnities harmless against, any and all liability, loss, cost, damage or expense, including, without limitation, court costs and reasonable attorneys’ fees, imposed on Landlord by any person whomsoever, caused by or arising from Tenant’s failure to perform its obligations under this Lease, or due to the negligence or willful misconduct of Tenant, or any of its employees, contractors, servants, agents, subtenants, or legal representatives (excluding Landlord, Landlord’s Contractor or its or their subcontractors or agents when acting on behalf of Tenant in such capacity). Subject to the waivers of subrogation set forth in Article 17, Landlord hereby indemnifies Tenant and its officers, directors, employees and agents (“Tenant Indemnities”) from, and agrees to hold Tenant Indemnities harmless against, any and all liability, loss, cost, damage or expense, including without limitation, court costs and reasonable attorneys’ fees, imposed on Tenant by any person whomsoever, caused by or arising from Landlord’s failure to perform its obligations under this Lease, or due to the negligence or willful misconduct of Landlord, or any of its employees, contractors, servants, agents or legal representatives. The provisions of this Article 34 shall survive the expiration or earlier termination of this Lease.

35. Force Majeure.

Upon the occurrence of Excusable Delays resulting in Landlord’s inability to supply the services or perform the other obligations required of Landlord hereunder, this Lease shall not terminate except as otherwise provided in this Lease or the Work Letter and Landlord shall not be considered to be in default under this Lease except as otherwise provided in this Lease or the Work Letter and Tenant’s obligation to pay Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental and all other charges and sums due and payable by Tenant shall not be affected or excused, except to the extent

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

expressly provided in this Lease or the Work Letter. If, as a result of Excusable Delays, Tenant is delayed in performing any of its obligations under this Lease, other than Tenant’s obligation to pay Rent, including Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental and all other charges and sums payable by Tenant hereunder, Tenant’s performance shall be excused for a period equal to such delay, and Tenant shall not during such period be considered to be in default under this Lease with respect to the obligation, performance of which has thus been delayed. Except as otherwise provided in this Lease or the Work Letter and except for personal injury, loss or damage caused by or due to the negligence or willful misconduct of Landlord or its contractors, agents or employees, Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain that may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant.

36. Landlord’s Liability.

Neither Landlord nor any of its partners, employees, agents, members or managers shall have any personal liability with respect to any of the provisions of this Lease. If Landlord is in default with respect to its obligations under this Lease, any claim by Tenant against Landlord as a result of such default shall be subject to the notice and cure provisions set forth in Article 53 hereof. In no event shall any recourse be had to any other property or assets of Landlord or any of its partners, employees, agents, members or managers.

37. Landlord’s Covenant of Quiet Enjoyment.

Provided Tenant performs the terms, conditions and covenants of this Lease, Landlord covenants and agrees to take all necessary steps to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Demised Premises, for the Lease Term, without hindrance, claim or molestation by Landlord or any other person acting by, through or under Landlord. Landlord warrants to Tenant that Landlord has good and marketable fee simple title to the Real Property and that the Foundry Park II Parcel is owned in fee simple by Foundry Park II, LLC, a Virginia limited liability company (“Foundry Park II”). Landlord shall cooperate with and keep Tenant reasonably advised in connection with Landlord’s title and survey work being conducted in the course of developing and financing the Project, and will execute and deliver commercially reasonable documents as may reasonably be necessary for Tenant to obtain a leasehold title policy in the event Tenant elects to obtain same. Foundry Park II executes this Lease to evidence its consent to, approval of and agreement to be bound by the rights of Tenant to the Foundry Park II Parcel and the express obligations of Foundry Park II contained in Articles 33, 47.2, 48, 54, 57.1 and 57.3 of this Lease.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

38. Lease.

This Lease shall create the relationship of landlord and tenant between Landlord and Tenant and no estate shall pass out of Landlord except the leasehold estate created hereby.

39. Submission of Lease.

The submission of this Lease for examination does not constitute an offer to lease, and this Lease shall be effective only upon execution and delivery hereof by Landlord and Tenant.

40. Severability.

If any clause or provision of the Lease is illegal, invalid or unenforceable under present or future laws, the remainder of this Lease shall not be affected thereby, and in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical to the said clause or provision as may be legal, valid and enforceable.

41. Entire Agreement.

This Lease, including all exhibits, schedules and riders attached hereto, contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of Landlord or Tenant to exercise any power given to it hereunder, or to insist upon strict compliance by the other with any obligation of the other hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Landlord’s and Tenant’s rights to demand exact compliance with the terms hereof.

42. Governing Law.

The laws of the Commonwealth of Virginia shall govern the validity, performance and enforcement of this Lease.

43. Headings.

The use of headings herein is solely for the convenience of indexing the various Articles, paragraphs and subparagraphs hereof and shall in no event be considered in construing or interpreting any provision of this Lease.

44. Exhibits and Recitals.

The exhibits attached to this Lease and the recitals hereto are hereby incorporated herein by this reference as though fully set forth.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

45. Extension Options.

If Tenant wishes to extend the Lease Term for all or any part of the Demised Premises beyond the scheduled Lease Expiration Date, and provided Tenant, at the time it must give notice of its intent to extend the Lease Term, is leasing at least one hundred thousand (100,000) square feet of Net Rentable Area in the Building, then the following procedure will be followed:

45.1 First Extended Term Option. Tenant must provide written notice to Landlord at least twelve (12) months prior to the initial Lease Expiration Date of its desire to extend the Lease Term for a period of five (5) years beginning immediately following the initial Lease Expiration Date (the designated period being referred to in this Lease as “First Extended Term”).

45.2 Terms for First Extended Term. Tenant and Landlord will then use commercially reasonable efforts to negotiate the terms of such proposed First Extended Term including the prevailing, fair market rental rate for the Demised Premises, fair market improvement allowance, free rent and other concessions, future expansion options, the amount of space and all of the other terms and conditions. Both Landlord and Tenant will negotiate in good faith and Landlord will not cause unreasonable delays. If, notwithstanding the commercially reasonable efforts of Landlord and Tenant, Tenant and Landlord have not been able to agree on the terms and conditions for the proposed First Extended Term within thirty (30) days of Tenant’s delivery of written notice of extension, (a) Tenant may void its election to extend this Lease beyond the initial Lease Expiration Date and this Lease shall expire on such initial Lease Expiration Date subject to the terms, conditions and obligations of the parties contained in this Lease, or (b) each party hereto shall select a commercial real estate broker that (i) is not affiliated with Landlord or Tenant, (ii) has no fewer than ten (10) years experience in the Greater Downtown Richmond, Virginia office market and (iii) is licensed by and in good standing under the laws of the Commonwealth of Virginia (the “Valuing Brokers”). The Valuing Brokers so selected shall, not later than ten (10) days after their selection, select a third Valuing Broker. The three (3) Valuing Brokers shall each, not later than forty-five (45) days after the selection of the third Valuing Broker, render his or her opinion of the prevailing, fair market rental rate of the Demised Premises for the First Extended Term, taking into account the factors set forth below, and such prevailing, fair market rental rate for the First Extended Term shall be equal to the simple average of the prevailing, fair market rental rates of the Demised Premises as determined by each of the three (3) Valuing Brokers. The Base Rental payable by Tenant to Landlord during the First Extended Term shall be [***] percent ([***]%) of the then prevailing, fair market rental rate for the First Extended Term as determined by the parties or by the Valuing Brokers, as applicable. In determining the prevailing, fair market rental rate for the Demised Premises, the parties and the Valuing Brokers, as applicable, shall take into consideration (a) the then prevailing, fair market rental rates for comparable Class “A” office space in the downtown Richmond, Virginia office market having similar age and quality, (b) the size of the Demised Premises to be leased to Tenant, (c) the length of the

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

renewal term, (d) net rent, (e) operating expenses, (f) real estate taxes, (g) other relevant economic terms, (h) the credit of Tenant and (i) any costs or expenses not incurred by Landlord by reason of Landlord’s not having to find a new tenant for the Demised Premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). If for any reason the Base Rental for the First Extended Term is not established before the commencement of the First Extended Term, the First Extended Term shall nevertheless commence and Tenant shall pay the Base Rental computed in accordance with the terms of this Lease until the Base Rental is established, and once the Base Rental has been determined in accordance herewith, a rental adjustment retroactive to the date on which the First Extended Term commenced shall be made.

45.3 Second Extended Term Option. If the Lease Term was extended for the First Extended Term for a period of [***] ([***]) years pursuant to the foregoing provisions of this Article 45, Tenant shall have the right to extend the Lease Term for an additional [***] ([***]) year period beginning immediately upon the scheduled expiration date of the First Extended Term. Tenant must provide notice to Landlord at least twelve (12) months prior to the scheduled expiration date of the First Extended Term of its desire to extend the Lease Term for the additional [***] ([***]) year period (“Second Extended Term”).

45.4 Terms for Second Extended Term. Tenant and Landlord will then use commercially reasonable efforts to negotiate the terms of such proposed Second Extended Term including prevailing, fair market rental rate for the Demised Premises, fair market improvement allowance, free rent and other concessions, future expansion options, the amount of space and all of the other terms and conditions. Both Landlord and Tenant will negotiate in good faith and Landlord will not cause unreasonable delays. If, notwithstanding the commercially reasonable efforts of Landlord and Tenant, Tenant and Landlord have not been able to agree on the terms and conditions for the proposed Second Extended Term within thirty (30) days of Tenant’s delivery of written notice of the extension, (a) Tenant may void its election to extend this Lease beyond the First Extended Term and this Lease shall expire on expiration date of the First Extended Term subject to the terms, conditions and obligations of the parties contained in this Lease or (b) each party hereto shall submit the matter to the Valuing Brokers consistent with the methodology set forth in Article 45.2 and such prevailing, fair market rental rate for the Second Extended Term shall be equal to the simple average of the prevailing, fair market rental rates of the Demised Premises as determined by each of the three (3) Valuing Brokers. The Base Rental payable by Tenant to Landlord during the Second Extended Term shall be [***] percent ([***]%) of the then prevailing, fair market rental rate for the Second Extended Term as determined by the parties or by the Valuing Brokers, as applicable. In determining the prevailing, fair market rental rate for the Demised Premises, the parties and the Valuing Brokers, as applicable, shall take into consideration (a) the then prevailing, fair market rental rates for comparable Class “A” office space in the downtown Richmond, Virginia office market having similar age and quality, (b) the size of the Demised Premises to be leased to Tenant, (c) the length of the renewal term,

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

(d) net rent, (e) operating expenses, (f) real estate taxes, (g) other relevant economic terms, (h) the credit of Tenant, and (i) any costs or expenses not incurred by Landlord by reason of Landlord’s not having to find a new tenant for the Demised Premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). If for any reason the Base Rental for the Second Extended Term is not established before the commencement of the Second Extended Term, the Second Extended Term shall nevertheless commence and Tenant shall pay the Base Rental computed in accordance with the terms of the First Extended Term until the Base Rental is established, and once the Base Rental has been determined in accordance herewith, a rental adjustment retroactive to the date on which the Second Extended Term commenced shall be made.

45.5 Demised Premises During Extended Terms. Tenant shall have the right in its sole and absolute discretion to lease fewer square feet of space comprising the Demised Premises during the First Extended Term and the Second Extended Term than the square footage comprising the Demised Premises at the initial Lease Expiration Date or the expiration date of the First Extended Term, as the case may be, provided (a) Tenant leases at least one hundred thousand (100,000) square feet of Net Rentable Area in the Building during the First Extended Term or the Second Extended Term (excluding the lobby for purposes of this calculation) and (b) the space Tenant elects not to renew shall be in a configuration that leaves Landlord with space considered by Landlord to be reasonably leasable. Tenant shall inform Landlord of its election to reduce the size of the Demised Premises with Tenant’s written notice of its desire to extend the Lease Term.

45.6 Lease Amendments. Following agreement by the parties on the terms and conditions for the First Extended Term and/or the Second Extended Term, the parties shall promptly execute an amendment to this Lease in form and substance reasonably acceptable to Landlord and Tenant and setting forth the terms and conditions as so agreed.

46. Expansion Site.

Provided Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall have the right to expand the Building by a minimum of fifty thousand (50,000) square feet and up to a maximum of one hundred thousand (100,000) square feet of space (the “Expansion Space”), and the right to expand the Building Parking Facilities by up to three hundred fifty (350) parking spaces (collectively with the Expansion Space, the “Expansion Work”), provided such Expansion Space and Expansion Work are approved by applicable governmental authorities and comply with all applicable laws, statutes, ordinances, rules and regulations of governmental authorities. The Expansion Work shall be the exclusive right of Tenant and shall not be available to any other tenant of the Building or any subtenant of Tenant and no Expansion Work on the Building shall be performed by Landlord without the prior written consent of Tenant, such consent to be given at Tenant’s sole discretion. A site plan for the Expansion Work shall be prepared by Landlord. The site plan shall comply

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

with all applicable local zoning and code enforcements imposed by the City of Richmond and shall be subject to Tenant’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Along with the site plan detailing the proposed size of the Expansion Work, Landlord shall deliver to Tenant a proposed construction timeline for completion of the Expansion Work, with substantial completion to occur no earlier than eighteen (18) months and no later than thirty (30) months from full execution of a lease amendment incorporating the Expansion Work into the Demised Premises and the additional Building Parking Facilities into the existing Building Parking Facilities consistent with the terms of this Lease, including, but not limited to, utilization of the same development process for the development and construction of the Building. The Expansion Space, once completed pursuant to the terms hereof, shall thereafter be deemed a part of the Demised Premises. To determine Base Rental for the Expansion Space, the “Rent Constant” for such Expansion Space shall change by using the same percentage difference between the Ten Year Treasury Note Rate, as determined on November 6, 2006, and the Rent Constant, and adding such percentage difference to the Ten Year Treasury Note Rate determined as of the date Tenant executes a non-binding letter of intent, or similar agreement, for such Expansion Work. Notwithstanding the foregoing, the lease term for the Expansion Work shall be coterminous with the Lease Term, but in no event less than a term of seven (7) years if such Expansion Space equals seventy-five thousand (75,000) square feet of Net Rentable Area or less, or ten (10) years if such Expansion Space equals more than seventy-five thousand (75,000) square feet of Net Rentable Area in full floor increments. The performance of the Expansion Work shall not avail Tenant of any abatement of Rent as provided in Article 15 hereof, provided the construction documents approved by the parties are adhered to, subject to Excusable Delays and Tenant Delays.

47. Tenant’s Purchase Rights.

47.1 Right of First Offer to Purchase the Building. Provided Tenant is not in default under this Lease beyond all applicable notice and cure periods, if at any time during the Lease Term (including any Extended Term) Landlord intends to market the Real Property and/or the Building for sale (the “Offered Property”), Tenant shall have an on-going right of “first offer” to purchase the Offered Property, subject to the following terms and conditions:

47.1.1 Sales Offer Notice. Such offer shall be made by Landlord to Tenant in a written notice (the “Sales Offer Notice”), which notice shall set forth the terms upon which Landlord is willing to sell the Offered Property, including, without limitation, the purchase price, the amount of deposit, and other material terms. Tenant shall have a period of thirty (30) days from the date of the Sales Offer Notice (the “Response Period”) to provide Landlord with written notice (the “Tenant’s Response”) of whether Tenant accepts Landlord’s offer contained in the Sales Offer Notice or if Landlord and Tenant can agree upon alternate terms and conditions for a sale of the Offered Property, at which time the parties shall execute a definitive written agreement relating to the purchase and acquisition of the Offered Property.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

47.1.2 Refusal of Sales Offer Notice. In the event that Tenant fails to provide Tenant’s Response during the Response Period, or the parties cannot agree upon alternate terms and conditions for the sale of the Offered Property during the Response Period consistent with the requirements of Article 47.1, then Tenant shall be deemed to have elected not to purchase the Offered Property, and Landlord may proceed to negotiate with third parties for the sale of the Offered Property; provided, however, that if the consideration offered by any such third party is less than that offered in the Sales Offer Notice on a net present value basis, then Landlord must again offer such terms to Tenant for its consideration in accordance herewith before proceeding further with any such third parties and Tenant shall have fifteen (15) business days to accept or reject such new offer with a definitive written agreement relating to the acquisition of the Offered Property to follow.

47.1.3 Existing Default at the Time of Sales Offer Notice. If Tenant exercises any such right of “first offer” to purchase and, at that time an event of default exists beyond all applicable notice and cure periods, such exercise shall be tolled for up to five (5) business days after Tenant’s receipt of written notice that such event of default exists. If Tenant does not then cure such event of default (as defined in Article 18) within such five (5) business day cure period, Tenant’s exercise of such right of “first offer” shall be void. If Tenant does cure such event of default as aforesaid, Tenant’s exercise of the applicable right of “first offer” shall be effective.

47.2 Right of First Refusal to Purchase [***].

47.2.1 Right of First Refusal. If at any time during the Lease Term (including any Extended Term) or at any time thereafter to the extent Tenant owns in fee simple the Real Property or the Building, [***] receives a bona fide third party offer to purchase the [***], as may be improved, or any portion thereof, that [***] desires to accept, Tenant shall have an on-going right of first refusal to purchase the [***], or such portion thereof, pursuant to the terms hereof. Upon receipt of any such offer, [***] shall promptly provide the terms of such offer to Tenant, and Tenant shall thereafter have [***] ([***]) business days to notify [***] in writing of Tenant’s election to purchase the [***] (or such portion thereof only to the extent any such offer includes only a portion of the [***], by delivery of written notice to [***] that Tenant will match the terms of the noticed offer. In the event that Tenant does not elect to purchase the [***], or such portion thereof, or fails to timely notify [***] of its election to purchase the [***], or such portion thereof, pursuant to the terms of this Article 47.2, then [***] may proceed to convey the [***], or such portion thereof, as the case may be, pursuant to the terms of this Article 47.2. In the event the financial or material terms of the offer thereafter change or such sale is not consummated in accordance with the offer, Tenant shall again have [***] ([***]) business days to accept or reject such changed offer or any future offer to purchase the [***], as set forth above. Notwithstanding anything in the foregoing to the contrary, in the event [***] decides to market the [***], or any portion thereof, for sale, it shall provide prompt written notice to Tenant of such intention and the terms by which it would sell the subject property. This Article 47.2 shall be deemed a restrictive

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

covenant running with the [***] or any portion thereof, as may be improved, and shall bind all parties hereto and their respective successors and assigns; provided, however, such rights set forth in this Article 47.2 shall automatically and immediately terminate and be of no further force and effect upon (i) the consummation of any conveyance of the entire [***], or to the extent only a portion thereof is conveyed then only as to such portion, pursuant to the terms of this Article 47.2; or (ii) the development of the entire [***], or to the extent only a portion thereof is developed and such portion is legally subdivided, then only as to such portion (for purposes hereof, the [***], or any portion thereof, shall be deemed to be developed to the extent a building or buildings are constructed thereon pursuant to Article 57.1 and a certificate of occupancy is issued by the City of Richmond, Virginia for such building(s)). In the event that (a) Tenant does not elect to purchase the [***], or such portion thereof, (b) Tenant fails to timely notify [***] of its election to purchase the [***], or such portion thereof, pursuant to the terms of this Article 47.2, or (c) the [***], or any portion thereof which is legally subdivided, is developed, Tenant shall provide to Landlord, at Landlord’s request, written evidence certifying same and an instrument in recordable form terminating this right of first refusal; provided, however, that such instrument shall be held in escrow until, and only recorded upon, the consummation of the sale of the [***], or portion thereof, pursuant to such offer, or the issuance of the certificate of occupancy for such building, as the case may be. In the event the sale is not consummated pursuant to the terms of the offer, such instrument shall be returned to Tenant and this right of “first refusal” to purchase pursuant to this Article 47.2 shall continue.

47.2.2 Existing Default at the Time of Right of First Refusal Notice. If Tenant exercises any such right of “first refusal” to purchase and, at that time an event of default exists beyond all applicable notice and cure periods, such exercise shall be tolled for up to [***] ([***]) business days after Tenant’s receipt of written notice that such event of default exists. If Tenant does not then cure such event of default (as defined in Article 18) within such [***] ([***]) business day cure period, Tenant’s exercise of such right of “first refusal” shall be void. If Tenant does cure such event of default as aforesaid, Tenant’s exercise of the applicable right of “first refusal” shall be effective.

48. Rights of First Offer to Lease.

Provided Tenant is not in default under this Lease beyond all applicable notice and cure periods, if at any time during the Lease Term (including any Extended Term) any lease for any portion of the Building or other space in another office building within [***] under the control of Landlord, [***], or [***], as the case may be, but in all instances specifically excluding any successor in title to the [***] only other than Landlord, [***] or [***] (provided, however, that if the Anchor Tenant for such other building has a right of first offer, Tenant’s right of first offer shall be secondary to such Anchor Tenant’s right of first offer) (the “Offered Space”), shall expire and if Landlord, [***] or [***], as the case may be, intends to market the Offered Space to prospects for lease with third parties (a “Proposed Tenant”), Tenant shall have an on-going right of “first offer” to lease the Offered Space, subject to the following terms and conditions:

48.1 Offer Notice. Such offer shall be made by Landlord, [***], or [***], as the case may be, to Tenant in a written notice (the “Offer Notice”), which notice shall designate the space being offered and shall specify the terms and conditions for such Offered Space intended to be submitted to Proposed Tenants in an effort to market the Offered Space. Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord, [***], or [***], as the case may be, an unconditional acceptance (“Tenant’s Notice”) of such offer (provided Tenant may accept all or a portion of the Offered Space in accordance with Article 48.2) within [***] ([***]) days after delivery of the Offer Notice to Tenant; provided, however, that if the parties cannot agree on the terms of the Offer Notice before the expiration of [***] ([***]) days after Tenant’s Notice, then (a) Tenant may void its election to expand into the Offered Space contained in the Tenant’s Notice, or (b) the parties shall submit the matter to the Valuing Brokers consistent with the methodology set forth in Article 45.2 to determine the then prevailing market lease terms, and the Valuing Brokers shall agree upon and submit to the parties a revised Offer Notice.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

48.2 Acceptance of Offered Space. Tenant may accept all or a portion of the Offered Space, provided, however, that if Tenant accepts only a portion of the Offered Space, the space Tenant does not accept shall be in a configuration that leaves Landlord, [***], or [***], as the case may be, with space considered by such party to be reasonably leasable.

48.3 Refusal of Offered Space. If Tenant does not accept (or fails to timely accept) at any time any Offered Space, then Landlord, [***], or [***], as the case may be, shall be free to lease the Offered Space to any Proposed Tenant consistent with those terms set forth in the Offer Notice. This right of first offer to lease shall be an on-going right and to the extent (i) the Offered Space is not leased consistent with the Offer Notice within [***] ([***])[***] of Tenant’s rejection of the Offer Notice or (ii) the proposed economic lease terms for the Proposed Tenant improve by [***] percent ([***]%) or more on a net present value basis over the economic lease terms set forth in the Offer Notice, then Landlord, [***], or [***], as the case may be, shall resubmit a revised Offer Notice to Tenant pursuant to the terms of this Article before leasing such Offered Space to any third party and Tenant shall again have thirty (30) days to respond.

48.4 Existing Default at the Time of Offer Notice. If Tenant exercises any such right of “first offer” and, at that time an event of default exists beyond all applicable notice and cure periods, such exercise shall be tolled for up to [***] ([***]) business days after Tenant’s receipt of written notice that such event of default exists. If Tenant does not then cure such event of default (as defined in Article 18) within such [***] ([***]) business day cure period, Tenant’s exercise of such right of “first offer” shall be void. If Tenant does cure such event of default as aforesaid, Tenant’s exercise of the applicable right of “first offer” shall be effective.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

48.5 Inability to Deliver Offered Space. If Landlord, [***], or [***], as the case may be, is not able to deliver possession of the Offered Space to Tenant because of a holding-over by a previous tenant, such failure in delivery shall not be a default hereunder. In such case, Landlord, [***], or [***], as the case may be, shall use reasonable efforts to terminate such holding-over, and the Offered Space shall be made available to Tenant promptly thereafter.

48.6 Term for Offered Space. Notwithstanding anything else contained herein to the contrary, if Tenant accepts all or any portion of the Offered Space, the lease term for the Offered Space shall be co-terminus with this Lease.

49. Right of First Refusal to Lease.

Provided Tenant is not in default under this Lease beyond applicable notice and cure periods, if at any time during the Lease Term (including any Extended Term) any lease for any portion of the Building (the “Offered Space”) shall expire and if Landlord intends to enter into or renew (unless the tenant whose lease is expiring has renewal rights in its existing initial lease) a lease (the “Proposed Lease”) for such Offered Space with anyone (a “Proposed Tenant”), including those instances where Tenant has not exercised its Rights of First Offer under Article 48, Landlord shall first offer to Tenant the right to lease the Offered Space within the Building upon all the terms and conditions of the Proposed Lease (“Right of First Refusal”), subject to the following terms and conditions:

49.1 Offer Notice. Such offer shall be made by Landlord to Tenant in a written notice (the “Offer Notice”) which notice shall designate the space being offered and shall specify the terms for such Offered Space which shall be the same as those set forth in the Proposed Lease. Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance (“Tenant’s Notice”) of such offer within fifteen (15) business days after delivery by Landlord of the Offer Notice to Tenant.

49.2 Acceptance of Offered Space. Tenant may only accept all of the Offered Space offered by Landlord.

49.3 Refusal of Offered Space. If Tenant does not accept (or fails to timely accept) at any time the Offered Space offered by Landlord, then Landlord shall be free to lease the Offered Space to the Proposed Tenant consistent with those terms set forth in the Offer Notice. This Right of First Refusal shall be an on-going right and to the extent the Proposed Lease terms vary materially from those set forth in the Offer Notice or the Offered Space again becomes available, the terms of this Article shall again apply to such space.

49.4 Existing Default at the Time of Offer Notice. If Tenant exercises any such right of “first refusal” and, at that time an event of default exists beyond all applicable notice and cure periods, such exercise shall be tolled for up to [***] ([***])

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

business days after Tenant’s receipt of Landlord’s written notice that such event of default exists. If Tenant does not then cure such event of default (as defined in Article 18) within such [***] ([***]) business day cure period, Tenant’s exercise of such right of “first refusal” shall be void. If Tenant does cure such event of default as aforesaid, Tenant’s exercise of the applicable right of “first refusal” shall be effective.

49.5 Inability to Deliver Offered Space. If Landlord is not able to deliver possession of the Offered Space to Tenant because of a holding-over by a previous tenant, Landlord shall not be in default hereunder. In such case, Landlord shall use reasonable efforts to terminate such holding-over, and the Offered Space shall be made available to Tenant promptly thereafter.

49.6 Term for Offered Space. Notwithstanding anything else contained herein to the contrary, if Tenant accepts the Offered Space, the lease term for the Offered Space, at Tenant’s election, may be either (a) coterminous with this Lease, so long as there are at least [***] ([***]) [***] left in the Lease Term or (b) the lease term offered to another Proposed Tenant.

49.7 Improvement Allowance for Offered Space. If Tenant accepts the Offered Space and (a) opts for the lease term offered to the Proposed Tenant, Landlord shall provide to Tenant an improvement allowance for the Offered Space at an amount equal to the tenant improvement allowance offered to the Proposed Tenant, or (b) opts for the lease term coterminous with this Lease, provided [***] ([***]) [***] are left in the Lease Term, Landlord shall provide to Tenant an improvement allowance for the Offered Space at an amount equal to the pro rata amount of the Improvement Allowance provided by Landlord under this Lease.

49.8 Base Rental for Offered Space. Notwithstanding the foregoing, if Tenant has exercised either the First or Second Contraction Right as set forth in Article 4.3 hereof within the primary Lease Term and if Landlord makes an Offer Notice to Tenant during the primary Lease Term for Offered Space that Tenant accepts, the rental rate for such Offered Space shall be at the higher of (i) the then current Base Rental rate Tenant is paying for the Demised Premises or (ii) the rental rate offered to the Proposed Tenant set forth in the Offer Notice.

50. Parking.

Landlord shall make available exclusively to Tenant (provided, however, that Landlord shall have the right to access and use such facilities in accordance with the terms of this Lease) as of the Full Commencement Date (and make available appropriate parking from the Commencement Date until the Full Rent Commencement Date as set forth in Articles 5 and 6) and continuing throughout the Lease Term hereof one thousand fifty (1,050) parking spaces, and access cards related thereto for the exclusive parking of Tenant and its employees, customers and invitees within the Building Parking Facilities, at no charge to Tenant. If Tenant is the only tenant in the Building, Tenant may designate the spaces as it deems appropriate. If Tenant is not the only tenant in the

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Building, the parking spaces shall be designated proportionately between Tenant and the other tenant or tenants, unless otherwise agreed to by Landlord and Tenant. Prior to January 31, 2007, Tenant may elect to reduce the number of parking spaces as set forth in the definition of Building Parking Facilities. Landlord shall designate fifty (50) of the parking spaces provided to Tenant as assigned, numbered and reserved “visitor” parking spaces and twenty-four (24) handicap accessible spaces (four (4) of which shall be van accessible), in locations reasonably acceptable to Tenant. Tenant shall not have the right to rent parking spaces to the general public or to any other tenants within the Project. The Building shall have appropriate American with Disabilities Act parking with a drop-off location at the Building’s main entrance. The Building Parking Facilities should have lighting with an average illumination of 1.0 foot candles or more. If Tenant exercises either the First or the Second Contraction Right, Tenant’s right to such parking spaces shall be reduced on a pro-rata basis, unless otherwise agreed to by Landlord and Tenant.

51. Building Signage and Directory Listings.

51.1 Exterior Building Signage. Tenant will have exclusive monument and building signage rights for the Building subject to applicable laws, statutes, rules, codes, ordinances and regulations of governmental authorities, and Landlord’s reasonable and timely approval of Tenant’s signage designs. Landlord agrees that no signage will be affixed to the exterior of the Building or in the Building’s main lobby level unless agreed to by Tenant and that all signage will be consistent with a Class “A” office building in downtown Richmond, Virginia. Without limiting the generality of the foregoing, the following types of signs are prohibited: (i) paper signs, cardboard signs, hanging signs and stickers utilized as signs, and (ii) moving signs or signs with flashing, moving, flickering or blinking illumination. Tenant shall have the exclusive right throughout the Lease Term to install, at its sole cost, signage on the exterior sides of the Building and monument signage in the Project. The exact location, size, specifications and color of such exterior signs shall comply with all applicable laws, statutes, rules, codes, ordinances and regulations of governmental authorities and shall be subject to Landlord’s approval not to be unreasonably withheld, conditioned or delayed. Prior to the installation of any such signs, Tenant shall, at Tenant’s expense, obtain any and all necessary licenses, permits and easements therefor, and shall submit plans and specifications for the same for Landlord’s written approval. If any such signs are exhibited without first obtaining Landlord’s written consent, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all expenses incurred by Landlord in connection with such removal. All signs displayed in, on or about the Demised Premises by Tenant shall be consistent with a first-class office building. Tenant shall maintain and keep the same in good repair and condition and in compliance with all applicable statutes, ordinances, rules, regulations and other restrictions of all applicable governmental or quasi-governmental entities at all times. All signs erected by Tenant pursuant to the provisions hereof shall be erected at Tenant’s own risk and expense and shall contain only the name of Tenant. Tenant shall save Landlord harmless from any loss, cost or damage as a result of the erection, maintenance, existence or removal of the same, and Tenant shall repair any damage which may have been caused by the erection,

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

existence, maintenance or removal of such signs. To the extent Tenant elects not to install exterior signage, any alternative exterior signage for the Building must have the prior written approval of Tenant, such approval to be at Tenant’s sole discretion, it being hereby agreed that the exterior signage rights for the Building as set forth in this Article shall be exclusive to Tenant.

51.2 Directory Signage. Landlord agrees that, during the Lease Term (including any Extended Terms), Tenant will be provided access to the Building’s lobby directory sufficient to list Tenant’s name and certain departments located in the Building. Landlord shall not impose a charge on Tenant for the preparation and installation of Tenant’s listings on the Building’s lobby directory, and Landlord shall not impose a charge on Tenant for changes and additions to Tenant’s listings on the Building’s lobby directory requested from time to time during the Lease Term.

52. Furnishing of Financial Information.

Tenant shall have no obligation to furnish Landlord with financial information of any kind so long as Tenant is a publicly traded entity. If Tenant ever ceases to be a publicly traded entity, then Tenant shall deliver to Landlord, upon Landlord’s written request (i) unaudited quarterly financial statements, within sixty (60) days after the end of each fiscal quarter of Tenant and (ii) audited annual financial statements, within ninety (90) days after the end of the fiscal year of Tenant. All such statements shall be prepared in accordance with GAAP. Landlord agrees to keep all information contained within such financial statements confidential and specifically agrees not to release any of such information to its attorneys or any other party except a mortgagee or purchaser. Prior to delivering any such financial information to an existing or proposed mortgagee or purchaser of the Building, Landlord shall require any such mortgagee or purchaser to agree to keep the information contained in such statements confidential and specifically shall require such mortgagee or purchaser to agree not to deliver any information contained therein to its attorneys or any other party. At Tenant’s request, Landlord will execute a non-disclosure agreement reasonably acceptable to Tenant with regard to all information obtained by Landlord pursuant to this Article 52.

53. Landlord’s Default.

In the event Landlord shall default in the performance of any covenant or agreement of Landlord contained in this Lease and shall not cure such default within thirty (30) days after written notice by Tenant (provided, however, if Landlord in good faith commences to cure such default within such cure period, but due to the nature of such default it could not be cured within such cure period after due diligence, no event of default shall be deemed to have occurred at the end of the cure period if Landlord is then diligently pursuing such cure to completion, and completes such cure as promptly as reasonably possible under all the circumstances), then Tenant may, at its option:

(i) do or cause to be done, on behalf of and for the account of Landlord, whatever Landlord is obligated to do under the terms of this Lease, and

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

Landlord agrees to reimburse Tenant on demand for any and all costs and expenses, including without limitation, reasonable attorneys’ fees, which Tenant may incur in thus effecting compliance with Landlord’s obligations under this Lease, and if Landlord fails to make such reimbursement within ten (10) days after written demand therefor, Tenant may deduct such costs and expenses, together with interest thereon at the Determination Rate, from any Rent thereafter accruing hereunder; provided, however, if Landlord in good faith disputes the occurrence of the default or Tenant’s right to offset the amount claimed, Tenant shall have the right, until such dispute is resolved, to offset only the amount that is not in dispute;

(ii) enforce collection of its damages and/or obtain specific performance, injunctive or other equitable relief; or

(iii) to the extent Landlord commits a default that either (a) materially impairs Tenant’s access to and operations in the Demised Premises or (b) is a breach of an environmental indemnity made by Landlord to Tenant, and either of such defaults has not been cured within twelve (12) months, Tenant may, at its option, terminate this Lease.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedy herein provided or any other remedy provided at law or in equity or otherwise (subject to the limitation set forth in Article 36). Except as aforesaid, pursuit of any remedy herein provided shall not constitute an election of remedies thereby excluding the later election of an alternate remedy. Forbearance by Tenant to enforce one or more of the remedies as herein provided upon occurrence of a default by Landlord shall not be deemed to constitute a waiver of such default.

54. Short Form.

Either party hereto shall have the right to require the other party to execute a memorandum or short form of this Lease in form and substance mutually acceptable to Landlord and Tenant and in recordable form and to record the same, in the Clerk’s Office of the Circuit Court of the City of Richmond, Virginia (the “Clerk’s Office”); provided that the Rent and other economic terms hereof and those rights of Tenant with respect to the Foundry Park II Parcel shall not be disclosed in such memorandum or short form. Notwithstanding the foregoing, the Restrictions (as hereinafter defined and set forth in Article 57) may be disclosed in such memorandum or short form. Upon request by Landlord at any time after the expiration or earlier termination of this Lease, Tenant agrees to execute an appropriate cancellation (in recordable form) of such memorandum or short form of this Lease. Such agreement by Tenant shall survive the expiration or termination of this Lease. Landlord, Tenant and Foundry Park II hereby agree to diligently and reasonably undertake the preparation of a memorandum of lease (at the cost of Tenant) and restrictive covenants (at the cost of Landlord), both of which are to be in recordable form and are to be consistent with the terms of this Lease.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

55. Building Security.

Tenant may install security equipment in, on or around the entire Demised Premises (including the rooftop) subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed; provided however, no such security equipment or system installed by Tenant shall preclude or interfere with Landlord’s ability to access all or any part of the Building or the Demised Premises in the event of an actual, threatened or suspected emergency, and provided further, that the same does not abrogate the roof warranty if applicable. Tenant shall provide Landlord the security equipment and/or access information necessary to access the Building or Demised Premises (in the event of an actual, threatened or suspected emergency). Tenant agrees that its security system shall remain in and about the Building upon surrender, except for the badging system and database, which Tenant will be permitted to remove as Tenant’s personal property. Tenant may also hire at its sole cost and expense a guard or “concierge service” to be located in the lobby of the Building in a prominent location reasonably approved by Landlord. If Tenant is not the sole tenant within the Building, the security system for the Building shall not unreasonably interfere with the rights of the other tenants and Landlord and Tenant shall reasonably cooperate so that any existing and future systems shall function harmoniously.

56. Brokers and Advisors Fees.

Landlord and Tenant hereby represent and warrant that, in connection with the negotiation of this Lease, neither party has dealt with a real estate broker, agent, or finder, other than Jones Lang LaSalle, Inc. and Brandywine Realty (collectively, the “Brokers”), whose fees are to be the responsibility of Landlord under a separate agreement with the Brokers. Each party hereby agrees to pay, protect, defend, indemnify and hold harmless the other from and against any and all claims, demands, actions or judgments (including reasonable attorneys’ fees) for commissions, fees or other compensation owing or claimed to be owed to any other real estate broker, agent, or finder (other than the Brokers), claiming to act, for or represent it in connection with this Lease.

57. Development of Foundry Park.

57.1 Restrictions. Tenant, Landlord and Foundry Park II acknowledge that Tenant shall have certain rights set forth in this Lease with respect to the development of Foundry Park, as more particularly set forth in this Article 57.1 of this Lease (the “Restrictions”), and the Restrictions shall run with the land encompassing Foundry Park and shall be binding upon the successors and assigns hereof. The Restrictions shall be as follows:

57.1.1 Common Areas. Tenant shall have the right to use and access those portions of the Project Common Areas (including those rights for the exclusive benefit of Tenant as set forth in this Lease) and, on a non-exclusive basis, the Foundry Park II Common Areas intended for common vehicular and pedestrian entranceways, accessways, walkways and driveways and plaza areas that may be located

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

from time to time within Foundry Park; provided, however, that (i) all such common areas may be used only for their intended purpose; and (ii) subject to the terms of this Lease, if such common areas are damaged by Tenant or its authorized agents, employees, contractors or invitees, Tenant shall be responsible for the reasonable cost and expense of the repair of any such damage and shall reimburse Landlord or Foundry Park II, as the case may be, for such cost and expense within thirty (30) days of invoice thereof from Landlord.

57.1.2 First Class Development. Foundry Park and any development and use thereof and any tenancy thereat shall be on a first class basis and as would be reasonably expected for a first class urban mixed use development and Class “A”, corporate office environment in downtown Richmond, Virginia. The exterior design of any building within Foundry Park shall be complimentary to the exterior design of the Building.

57.1.3 Right of Review. Any site or development plans for the development of structures and other improvements at Foundry Park shall be provided to Tenant for its prior review in such reasonable time as will provide Tenant with an adequate opportunity to comment on and request reasonable revisions to same; provided, however, that in no event shall this review process be deemed an approval right of Tenant, except as otherwise specifically provided in this Lease.

57.1.4 Foundry Park II Parcel Development. Foundry Park II is considering the development of an approximately [***] ([***]) square foot Class “A”, corporate office building and a first class, urban mixed use development that may include one or more of a combination of a hotel, a residential complex, retail stores, restaurants, entertainment facilities and service uses on the Foundry Park II Parcel. Subject to Article 57.1.3, Tenant shall have no right of approval of the development within the Foundry Park II Parcel for so long as the Restrictions are met and any structures or other improvements at the Foundry Park II Parcel are reasonably consistent with the Conceptual Site Plan attached hereto as Exhibit B (including, but not limited to, the general siting of structures). In addition thereto, the following shall apply to the Foundry Park II Parcel:

(a) Notwithstanding that the portion of the Foundry Park II Parcel is labeled on the Conceptual Site Plan as “Residential” and “Hotel”, such building and structures may also be principally used for one or more of the following uses: a hotel, residential dwelling units, retail stores, restaurants, entertainment facilities (excluding large, multi-plex or IMAX type movie theatres), service uses, offices with the appearance of townhouses or residences, and other accessory uses (the “Amenity Uses”) so long as the following shall apply to such Amenity Uses, unless otherwise required by applicable laws, codes, ordinances or regulations:

(i) other than a hotel on the “Hotel” portion of the site, the building or structure shall be oriented in the direction towards Brown’s Island and 5th Street;

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

(ii) the building or structure shall be no more than six (6) floors above ground (with only screening and architectural features on the roof or along the roof line and slab to slab floor heights typical for such first class Amenity Use in downtown Richmond, Virginia);

(iii) there shall be no public balconies that face the Building;

(iv) there shall be no unscreened public areas on the roof (i.e., swimming pool or party deck);

(v) all parking areas shall be underground or covered;

(vi) the design of the layout of such building or structure shall be pedestrian friendly; and

(vii) to the extent such Amenity Use is a hotel, in addition hereto, such hotel shall comply with the Restrictions set forth in Article 57.1.4(c).

(b) The portion of the Foundry Park II Parcel labeled on the Conceptual Site Plan as “Residential” may be developed for residential and accessory uses so long as the following apply, unless otherwise required by applicable laws, codes, ordinances or regulations:

(i) there shall be no more than one hundred (100) residential units; and

(ii) no windows in such residential units facing the Building shall be larger than “30% punch” windows.

(c) The portion of the Foundry Park II Parcel labeled on the Conceptual Site Plan as “Hotel” may be developed for hotel and accessory uses so long as the following apply:

(i) the hotel shall be developed as a first class brand hotel in keeping with the first class nature of Foundry Park as an urban mixed use development and Class “A”, corporate office environment; and

(ii) the hotel shall not exceed two hundred (200) rooms (keys).

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

(d) The development of a building or structure on the portion of the Foundry Park II Parcel labeled on the Conceptual Site Plan as the “Office Building”, so long as the Net Rentable Area of the building or structure is limited to a size that is equal to or the greater of (i) 315,000 square feet of Net Rentable Area or (ii) ninety percent (90%) of the then existing Net Rentable Area of the Building.

(e) Notwithstanding that the development of those portions of Foundry Park labeled on the Conceptual Site Plan as “Hotel” and “Residential”, in whole or in part, may not be consistent with the Conceptual Site Plan, but so long as such portion is developed as an office building and so long as the following apply:

(i) the development of such an office building shall occur after the development and construction of the building described in Article 57.1.4(d);

(ii) such office building shall be limited to a maximum height of six (6) floors above ground (with only screening and architectural features on the roof or along the roof line and slab to slab floor heights typical for a Class “A”, corporate office building in downtown Richmond, Virginia) and a maximum area of 150,000 square feet of total building area;

(iii) parking used to serve such office building shall be limited to three hundred seventy-five (375) parking spaces and all such spaces shall be underground or otherwise covered, unless otherwise required by applicable laws, codes, ordinances or regulations; and

(iv) such office building shall be designed to permit a hotel or other Amenity Use (excluding offices with the appearance of townhouses or residences) subject to Article 57.1.4(a) to be located between such office building and Tredegar Street.

57.1.5 Foundry Park Association. Should a park association for Foundry Park be established, Tenant shall be provided a prominent position on the board of such organization.

57.1.6 Maintenance of Foundry Park. Foundry Park shall be maintained in a manner in keeping with a first-class urban mixed use development and Class “A”, corporate office environment in downtown Richmond, Virginia.

57.1.7 Foundry Park Rules and Regulations. Upon prior written notice to Tenant, Landlord and Foundry Park II shall have the right to publish and thereafter enforce rules and regulations and record restrictive covenants for Foundry Park as Landlord and Foundry Park II may deem necessary in their reasonable discretion to protect the tenantability, safety, operation, and welfare of Foundry Park. Notwithstanding the foregoing, Landlord and Foundry Park II agree that (i) all such rules

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

and regulations and restrictive covenants, and any changes therein or additions thereto, shall be uniformly imposed on, and each of Landlord and Foundry Park II shall use all reasonable efforts to enforce such rules and regulations and restrictive covenants against, all tenants and occupants of Foundry Park (but neither Landlord nor Foundry Park II shall be held in default for any non-enforcement of such rules and regulations and restrictive covenants so long as Landlord or Foundry Park II used all reasonable efforts to enforce such rules and regulations and restrictive covenants); (ii) neither Landlord nor Foundry Park II shall waive enforcement of any of the same for the benefit of any other tenant or occupant if such waiver would materially adversely affect Tenant’s use and occupancy of, or access to or parking associated with the Demised Premises or would materially adversely affect the first-class nature of Foundry Park or the Project (and, if any such waiver would have any such material adverse affect, Tenant shall have the right to require Landlord or Foundry Park II to enforce all such rules and regulations and restrictive covenants against all other tenants and occupants of Foundry Park); (iii) such rules and regulations and restrictive covenants shall not materially reduce, restrict or impair Tenant’s rights under this Lease or increase Tenant’s monetary obligations; and (iv) Landlord and Foundry Park II, as the case may be, shall give Tenant reasonable prior written notice before enforcement against Tenant of any changes in such rules and regulations and restrictive covenants, or any additions thereto properly promulgated hereunder.

57.1.8 Exclusives. Throughout the Lease Term and any Extension Terms and, if applicable, continuing so long as Tenant owns any fee simple portion of the Real Property or the Building, neither Landlord nor Foundry Park II shall lease space in Foundry Park to those competitors of Tenant in the packaging business listed on Exhibit H attached hereto (which list is hereby deemed acceptable to Landlord and Foundry Park II) and which list may be amended at reasonable intervals (so long as such amendments do not occur more than once during any five (5) year period) by Tenant from time to time by written notice to Landlord and Foundry Park II so long as such amendment is limited to competitors of Tenant in the packaging business.

57.1.9 Construction of Foundry Park Parcel II. During construction of Foundry Park II Parcel all such construction shall be done in a good and workmanlike manner and all commercially reasonable efforts shall be made to avoid interference with Building Standard Services, access to and from and uses, consistent with the terms of this Lease, upon the Project.

57.1.10 Approval of Tenant. In the event that the development, uses and tenancies in Foundry Park do not meet the requirements of this Article 57.1 for any reason, including, without limitation, market demands or requirements of applicable laws, codes, ordinances or regulations, the design, development plan and tenancies in question shall be subject to the mutual approval of the parties hereto, such approval not to be unreasonably withheld, conditioned or delayed.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

57.2 Exclusions from Landlord’s Cost and/or Operating Expenses. Any work performed for the development of all or any portion of Foundry Park not attributable to the Project shall be entirely allocated to such development and shall not be allocated to the Landlord’s Cost and/or Operating Expenses. Any work performed off-site of Foundry Park (i.e., local road and entrance improvements) shall likewise be excluded from Landlord’s Cost and/or Operating Expenses.

57.3 Tenants of Foundry Park. The selection of retail and office tenants of any building within Foundry Park will not be subject to Tenant’s reasonable approval so long as the following quality standards are met. All rights of Tenant enumerated in this Article 57.3 shall be or be deemed to be unrecorded Restrictions as to Landlord and its Affiliates and shall not be or be deemed to be Restrictions as to the Foundry Park II Parcel, but shall nevertheless be binding upon Foundry Park II and its Affiliates.

57.3.1 Restaurants. Full service restaurant with a quality level reasonably considered at or above the quality level of Maggiano’s and McCormick & Schmick’s.

57.3.2 Coffee Shops. Coffee shops with a quality level reasonably considered at or above the quality level of Caribou Coffee or Starbucks.

57.3.3 Retail and Service Shops. Retail and service establishments shall be considered of high quality and typically found in and around first class urban mixed use developments and Class “A”, corporate office buildings in downtown Richmond, Virginia.

57.3.4 Hotels. Hotel brand with a quality level reasonably considered at or above the quality level of a Marriott or Westin.

57.4 Entrances and Internal Road. Landlord agrees to construct or have constructed entrances to Foundry Park off of South Fifth Street and South Seventh Street and an internal road connecting the two entrances. The design, installation and functional aspects of such work shall be set forth in the Design Development Documents and subject to the reasonable approval of Tenant in accordance with the Work Letter, and the costs of all such work shall not be included in the Landlord’s Costs or Operating Expenses.

58. Building Name.

Tenant will have exclusive naming rights for the Building subject to applicable laws, statutes, rules, codes, ordinances and regulations of governmental authorities. The name of the Building shall be “The MeadWestvaco Building” or, with Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, as otherwise specified by Tenant. During the Lease Term, and provided Tenant shall not be in default under this Lease beyond all applicable notice and cure periods, the Building shall never be named for any other person or entity.

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

59. Counterparts.

This Lease may be executed in counterparts by the parties. It is not necessary that the signatures of the parties appear on the same counterpart or counterparts. All counterparts shall collectively constitute a single agreement.

[Signature Page Follows]

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

“LANDLORD”

FOUNDRY PARK I, LLC, a Virginia limited liability company

By New Market Development Corporation, a Virginia corporation, its Manager

By:	/s/ Bruce R. Hazelgrove, III (SEAL)
Its	Vice President-Corporate Resources

“TENANT”

MEADWESTVACO CORPORATION, a Delaware corporation

By:	/s/ Robert E. Birkenholz (SEAL)
Its	Treasurer

“FOUNDRY PARK II”

FOUNDRY PARK II, LLC, a Virginia limited liability company

By New Market Development Corporation, a Virginia corporation, its Manager

By:	/s/ Bruce R. Hazelgrove, III (SEAL)
Its	Vice President -Corporate Resources

Subject to a request for confidential treatment, certain portions of this agreement have been intentionally omitted. The omitted portions subject to the confidential treatment request are designated by three asterisks [***]. A complete version of this agreement has been separately filed with the Securities and Exchange Commission.

EXHIBITS:

Exhibit A	Real Property Description

Exhibit A-1	Plat of Foundry Park

Exhibit B	Conceptual Site Plan

Exhibit C	Supplemental Agreement

Exhibit D	Work Letter
Schedule A: Concept Design Drawings
Schedule B: Scope of Work
Schedule C: Approved Schedule
Schedule D: Final Certification Form

Exhibit E	Building Standard Services

Exhibit F	Rules and Regulations

Exhibit G	Form Subordination, Non-Disturbance and Attornment Agreement

Exhibit H	Tenant’s List of Competitors

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